Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. ___)

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☐	Soliciting Material Pursuant to §240.14a-12
FARO Technologies, Inc.
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FARO TECHNOLOGIES, INC.
250 Technology Park
Lake Mary, Florida 32746

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 30, 2019

April 17, 2019
To our shareholders:
You are cordially invited to attend the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of FARO Technologies, Inc. (the “Company,” “FARO,” “we,” “us” or “our”) on May 30, 2019 at 9:00 a.m., Eastern time, at our principal executive offices, located at 250 Technology Park, Lake Mary, Florida 32746. At the Annual Meeting, shareholders will vote on the following matters:

1.
the election of three directors, John E. Caldwell, John Donofrio and Yuval Wasserman, to the Board of Directors, each to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2022;

2.	the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2019;

3.	a non-binding resolution to approve the compensation of our named executive officers; and

4.	any other business that may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.
Holders of record of FARO common stock at the close of business on March 29, 2019 are entitled to vote at the Annual Meeting.
FARO is pleased to be providing access to our proxy materials primarily by taking advantage of the Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their shareholders over the Internet. On or about April 17, 2019, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders, and on or about the same date, we will mail a printed copy of the proxy statement and a proxy card to shareholders who have requested to receive them. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials, including the proxy statement, on a website referred to in the Notice and the proxy statement. We believe this method allows us to provide you with the information you need more expeditiously, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
Your vote is important, and it is important that your shares be represented at the Annual Meeting, no matter how many shares you own. Please promptly submit your proxy or voting instructions over the Internet or by telephone by following the instructions on the Notice and in the proxy statement so that your shares can be voted, regardless of whether you expect to attend the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions over the Internet or by telephone, or you may submit your proxy by marking, dating, signing and mailing the proxy card or voting instruction card using the postage paid envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person if you would like to do so.
Thank you for your continued support.

By Order of the Board of Directors,

JODY S. GALE
Senior Vice President, General Counsel and Secretary

2019 Proxy Statement Summary
The following is a summary of certain key disclosures in this Proxy Statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this Proxy Statement as well our 2018 Annual Report on Form 10-K.
Annual Meeting of Shareholders

May 30, 2019, 9:00 a.m. Eastern Time	Record Date: March 29, 2019
FARO Technologies, Inc.
250 Technology Park, Lake Mary, Florida 32746
Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendations

Election of the following persons as directors:

• John E. Caldwell	FOR
• John Donofrio	FOR
• Yuval Wasserman	FOR
Ratification of Grant Thornton LLP as Auditors for 2019	FOR
Non-binding vote to approve the compensation of our named executive officers	FOR
2018 Highlights
In 2018, we crossed the $400 million milestone in annual sales for the first time in our history. We recorded $403.6 million in total sales in 2018, an increase of 11.8% over 2017. We achieved over $425 million in new order bookings in 2018, up 12.8% compared to 2017. We executed on our strategic sales growth initiative by expanding our sales organization headcount 16.2% compared to the end of 2017. We maintained a strong balance sheet with no debt and cash and cash equivalents and short-term investments of $133.6 million as of December 31, 2018.

We achieved numerous milestones in 2018 involving significant product launches and acquisitions:
Product innovation – In 2018, we launched fourteen new products including:

◦
FARO ScanPlan – The FARO ScanPlan is a handheld mapper that captures two-dimensional (“2D”) floor plans. The FARO ScanPlan performs real-time capturing and diagramming of as-built floor plans of buildings for threat assessment, pre-incident planning and fire protection engineering.

◦
FARO TracerSI – The FARO TracerSI accurately projects a laser line onto a surface or object, providing a virtual template that operators and assemblers can use to quickly and accurately position components with confidence.

◦
FARO Design ScanArm®2.5C and FARO PrizmTM – The FARO Design ScanArm®2.5C is a color-capable, portable lightweight 3D ScanArm. Using the new FARO PrizmTM full-color Laser Line Probe with 3D design and modeling software, the FARO Design ScanArm®2.5C delivers high-resolution, color point-cloud data, enabling more insight into object design and creation.

◦
FARO 8-Axis FaroArm® – This comprehensive solution combines either the portable Quantum FaroArm®, Quantum ScanArm or Design ScanArm® portfolio products with a functionally integrated, yet physically separate, 8th axis.

◦
6DoF FARO Vantage Laser Tracker – Together with the hand-held 6Probe, a fully-integrated hand-held probe, the 6DoF FARO Vantage Laser Tracker expands the capabilities of large volume measurement by allowing users to access hidden, hard-to-reach locations by probing and scanning.

◦	FARO Digi-Cube® – FARO Digi-Cube® is a high-precision, high scan rate, digital auto-controlled scan head that is easily integrated into a variety of laser scanning products.
Acquisitions – We expanded our product portfolio through four acquisitions in 2018, including:

◦
Opto-Tech SRL and its subsidiary Open Technologies SRL - a 3D structured light scanning solution company located in Brescia, Italy. The acquisition supports our 3D Design vertical and our long-term strategy to establish a presence in 3D measurement technology used in other industries and applications, especially dental and medical.

◦
Lanmark Controls, Inc. - a high-speed laser marking control boards and laser marking software provider located in Acton, Massachusetts. The acquisition supports the development of components used in new 3D laser inspection product development in order to further expand the product portfolio of our Photonics vertical.

Compensation Highlights
In 2018, the compensation of our named executive officers primarily consisted of base salary, annual short-term cash incentive compensation, stock options whose value is dependent on our stock price appreciating and time-based restricted stock units. We did not meet all of the financial goals we set for ourselves in 2018, and thus our named executive officers earned only between 11.50% and 12.65% of their target short-term incentive compensation for 2018. However, during 2018, our executive officers contributed substantial efforts in growing our global sales force, launching new products and executing strategic acquisitions, as described in the Compensation Discussion and Analysis in this Proxy Statement. As a result, we believe that the compensation our named executive officers earned in 2018 reflects both our financial performance in 2018 and the individual efforts of our executive officers.
President and Chief Executive Officer Transition
On January 9, 2019, we entered into a letter agreement with Dr. Simon Raab, setting forth the terms of Dr. Raab’s retirement as our President and Chief Executive Officer (“CEO”) and as a member of our Board of Directors. Dr. Raab agreed to continue to serve as our President and CEO and to remain on our Board of Directors until the appointment of his successor. On April 5, 2019, our Board of Directors appointed Michael D. Burger as our President and CEO, effective as of June 17, 2019. Mr. Burger has over 20 years of experience as a global executive in the industrial technology segment. Mr. Burger’s background is discussed in more detail on page 26 of this Proxy Statement. In connection with Mr. Burger’s appointment, Dr. Raab will retire as our President and CEO and as a member of our Board of Directors on June 16, 2019. The Compensation Discussion and Analysis section of this Proxy Statement has more information regarding the compensation payable to Dr. Raab during this transition period pursuant to the letter agreement and the compensation payable to Mr. Burger upon the commencement of his service as our President and CEO. In addition, on April 5, 2019, the Board elected John Donofrio to serve as the independent Chairman of the Board, effective immediately.
Corporate Governance
Our corporate governance policies reflect many components of what are widely considered to be best practices:

•
Our Board of Directors consists of seven members, comprised of six independent directors and our President and CEO. Only the independent directors serve on the Audit, Compensation, Governance and Nominating, and Operational Audit Committees.

•	Executive sessions of the independent directors are held at each in-person Board meeting.

•	Our Company policy prohibits hedging and pledging of Company securities by our directors and executive officers.

•
We have a stock ownership policy for our non-employee directors and executive officers, as further described on pages 19 and 39 of this Proxy Statement, respectively. Among other things, this policy provides that our President and CEO must hold at least six times his base salary in Company common stock, our other executives must hold at least two times their respective base salaries in Company stock, and our non-employee directors must own Company stock with a value of at least $300,000.

•	We maintain a compensation clawback policy, as further described on page 39 of this Proxy Statement.

•	We have a director resignation policy for those director nominees who receive more “withhold” than “for” votes in uncontested elections.

Shareholder Engagement
We believe that building positive relationships with our shareholders is critical to our long-term success. We value our relationship with our shareholders and believe that we strengthen our ability to lead the Company by constructively engaging with our shareholders in discussing our business and operations. For this reason, our management team regularly offers to, and frequently does, meet with shareholders to discuss our quarterly and annual results, operations and other topics of interest to shareholders, including executive compensation matters.
At our 2018 annual meeting of shareholders, approximately 78% of the votes cast on the annual say-on-pay vote were voted in favor of the proposal. This was a significant decrease from the 2017 annual meeting of shareholders, at which approximately 99% of the votes cast were voted in favor of the say-on-pay proposal. During 2018, before our annual meeting of shareholders, our management team discussed our executive compensation programs, policies and practices with certain of our shareholders. As a result of the lower say-on-pay approval level in 2018, and based on the discussions management had with those shareholders during 2018, the Compensation Committee decided to undertake a comprehensive review of our executive compensation programs, policies and practices, including engaging its independent compensation consultant to assist in the review of our 2018 say-on-pay voting results, shareholder outreach considerations and recommendations for the 2019 long-term equity incentive award design. As a result of this initiative, the Compensation Committee approved the following significant changes to our executive compensation to more closely align with current best practices, respond to shareholder concerns regarding the pay-for-performance features of our executive compensation programs, and strengthen the pay-for-performance alignment of our executive compensation programs, as described in more detail in our Compensation Discussion and Analysis in this Proxy Statement:

Prior Approach	What We Heard	Our Actions
Short-term cash incentives could be earned based on the achievement of established performance metrics; however, the Compensation Committee had discretionary authority to increase (or decrease) the amount earned. The Compensation Committee approved discretionary cash bonuses to be paid to our named executive officers for 2017 even though the performance requirements were not met under our short-term cash incentive plan.

Annual cash bonus awards are not tied to the achievement of established performance metrics.
For 2018, the short-term cash incentive plan had pre-established performance metrics, consisting of sales growth and operating income. In determining the bonuses earned by, and paid to, our named executive officers based on 2018 performance, these performance metrics were strictly adhered to, and no discretionary bonuses were awarded to our named executive officers for 2018.

Our long-term incentive compensation in recent years consisted of a mix of stock options and restricted stock units, both subject to only time-based vesting.	Long-term incentive compensation is not tied to objective performance metrics.
For 2019, the Compensation Committee redesigned the long-term equity incentive awards granted to our named executive officers to eliminate the use of stock options and introduce performance-based restricted stock units.

The Compensation Committee adjusted the mix and vesting of the equity awards granted to our named executive officers in 2019 as follows: (1) 50% of the value of the equity awards was in the form of performance-based restricted stock units, which vest at the end of three years based on the satisfaction of pre-established goals related to our total shareholder return (“TSR”) compared to the TSR of the companies in the Russell 2000 Growth Index; and (2) 50% of the value of the equity awards was in the form of time-based restricted stock units that vest in equal installments over three years.

FARO TECHNOLOGIES, INC.
250 Technology Park
Lake Mary, Florida 32746

PROXY STATEMENT FOR
2019 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of FARO Technologies, Inc. (“FARO,” the “Company,” “we,” “us” or “our”) for use at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on May 30, 2019 at 9:00 a.m., Eastern time, at our principal executive offices, located at 250 Technology Park, Lake Mary, Florida 32746, and at any adjournment or postponement of the Annual Meeting. The telephone number at our principal executive offices is (407) 333-9911.
In accordance with the e-proxy rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials primarily by furnishing the proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials to each shareholder. On or about April 17, 2019, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders, and on or about the same date, we will mail a printed copy of the Proxy Statement and a proxy card to shareholders who have requested to receive them. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials, including the Proxy Statement, on a website referred to in the Notice and this Proxy Statement. The Notice contains instructions on how to access and review the proxy materials, including the Proxy Statement and annual report to shareholders, over the Internet, how to request paper copies of the proxy materials and how shareholders can submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice.
Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice.
A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at our principal executive offices for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself.
This Proxy Statement and our 2018 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, are available to shareholders at: www.proxyvote.com. Our 2018 Annual Report is not to be considered a part of these proxy materials or as having been incorporated by reference into this Proxy Statement.

ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will vote on the following matters:

1.
the election of three directors, John E. Caldwell, John Donofrio, and Yuval Wasserman, to the Board of Directors, each to serve for a three-year term expiring at the annual meeting of shareholders in 2022;

2.	the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2019; and

3.	a non-binding resolution to approve the compensation of our named executive officers.
Shareholders will also transact any other business that may properly come before the Annual Meeting. Once the business of the Annual Meeting is concluded, shareholders will have an opportunity to ask questions as time permits. Members of our management and representatives of Grant Thornton LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from shareholders.
Why am I receiving these materials?
We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting. This Proxy Statement describes matters we would like you to vote on at the Annual Meeting. It also provides you with information about these matters so that you can make an informed decision. These proxy materials were first sent or made available to shareholders on or about April 17, 2019.
What is included in these proxy materials?
These proxy materials include:

•	The Notice of 2019 Annual Meeting of Shareholders;

•	This Proxy Statement for the Annual Meeting; and

•	Our 2018 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 21, 2019 (the “Annual Report”).
If you requested printed versions of the proxy materials by mail, we will also include the proxy card or voting instruction form for the Annual Meeting.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we are using the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, we are sending a Notice to the majority of our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy of the proxy materials may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings and reduce our cost associated with the physical printing and mailing of materials.
I share an address with another shareholder, and we received only one Notice or one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding.” Under this procedure, we may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards if they received a printed set of the proxy materials. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which we delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, or if you are receiving multiple copies of the Notice, Proxy Statement and/or Annual Report and would like to receive only one copy, shareholders may write or call us at the following:
FARO TECHNOLOGIES, INC.
Attn: Nancy Setteducati
250 Technology Park
Lake Mary, Florida 32746
1-800-736-0234
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to use the Internet to:

•	View our proxy materials for the Annual Meeting; and

•	Instruct us to send future proxy materials to you by e-mail.
Our proxy materials are also available at www.proxyvote.com. This website address is included for reference only. The information contained on, or accessible through, this website or our website is not incorporated by reference into this Proxy Statement.
Choosing to receive future proxy materials by e-mail will reduce the impact of our annual meetings on the environment and will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
What is a proxy?
A proxy is your legal designation of another person, also referred to as a “proxy,” to vote your shares of stock on your behalf. The written document providing notice of the Annual Meeting and describing the matters to be considered and voted on is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our Board has designated John Donofrio, independent Chairman of the Board, and Jody S. Gale, our Senior Vice President, General Counsel and Secretary, as proxies for the Annual Meeting.
Who is entitled to vote?
Holders of our common stock outstanding as of the close of business on March 29, 2019 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he or she held on the Record Date.
If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) will forward a Notice or, if applicable, a printed set of these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.
Who can attend the Annual Meeting?
All FARO shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name,” you will need to bring a copy of your bank or brokerage statement reflecting your stock ownership as of the Record Date to gain admission to the Annual Meeting. Shareholders must also present a form of personal photo identification to be admitted to the Annual Meeting.

How do I vote?
If you own shares registered directly with our transfer agent on the close of business on the Record Date, you may vote:

•	over the Internet, through the website shown on your Notice or proxy card;

•	by telephone, by calling toll-free 1-800-690-6903 in the United States from any touch-tone telephone and following the instructions; or

•	If you received a printed set of proxy materials, by mailing your signed proxy card in the postage paid envelope provided.
If your shares are held in street name, your bank or brokerage firm will forward a Notice or, if applicable, a printed set of these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the Notice or voting instruction card to vote your shares. Your bank or brokerage firm may also allow you to vote by telephone or the Internet.
If you are a registered shareholder and you attend the Annual Meeting, you may deliver a completed proxy card in person. Additionally, we will pass out written ballots to registered shareholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the Annual Meeting will need to obtain a power of attorney or legal proxy from their record holder to do so.
How many shares must be present to hold the meeting?
A quorum of shareholders is necessary to hold a valid shareholders meeting and for shareholders to take action on a matter at the meeting. A majority of the 17,318,875 shares of common stock outstanding on the Record Date and entitled to be cast on any matter at the Annual Meeting must be represented, in person or by proxy, to constitute a quorum at the Annual Meeting. If you vote, your shares will be included in the number of shares to establish the quorum. Shares that are voted “ABSTAIN,” properly executed proxy cards or voting instruction cards that are returned without voting instructions and shares treated as “broker non-votes” will be counted as present for the purpose of determining whether the quorum requirement is satisfied.
Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of the Annual Meeting unless a new record date is or must be set for such adjournment or postponement).
If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders who are represented, in person or by proxy, at the meeting may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the meeting at the time of adjournment, and no other notice will be given unless the Board of Directors fixes a new record date.
How are proxies voted?
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What is the effect of not voting?
If you are a registered shareholder and you submit a proxy but do not provide any voting instructions, your shares will be voted:

•	FOR the election of John E. Caldwell, John Donofrio, and Yuval Wasserman to the Board of Directors;

•	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2019; and

•	FOR the approval of the compensation of our named executive officers.
If you are a registered shareholder and you do not vote, your un-voted shares will not count toward the quorum requirement for the Annual Meeting or any proposal considered at the Annual Meeting. If a quorum is obtained, your un-voted shares will not affect the outcome of any proposal.

If you own shares in street name and do not instruct your bank or brokerage firm how to vote your shares, your bank, broker, or other holder of record may not vote your shares on non-routine matters such as Proposal 1—Election of Directors and Proposal 3—Advisory Vote on Executive Compensation, and your shares will be considered broker non-votes on those proposals. However, it may vote your shares in its discretion on routine proposals such as Proposal 2—Ratification of Independent Registered Public Accounting Firm.
Abstentions (or “Withhold” votes for the election of directors) and broker non-votes will not affect the outcome of any proposals considered at the Annual Meeting.
Can I change my vote after I return my proxy card or vote by telephone or the Internet?
Yes. If you are a registered shareholder, even after you have submitted your proxy, you can change your vote by:

•	properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;

•	voting again by telephone or the Internet until 11:59 pm, Eastern time, on May 29, 2019;

•	giving written notice of your revocation to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746, prior to or at the Annual Meeting; or

•	voting in person at the Annual Meeting.
Your presence at the Annual Meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the Annual Meeting to revoke your proxy. Unless properly changed or revoked, the shares represented by proxies received prior to the Annual Meeting will be voted at the Annual Meeting.
If you hold your shares in street name, the above options for changing your vote do not apply, and you must instead follow the instructions received from your bank or broker to change your vote.
What are the Board’s recommendations on the proposals?
The Board recommends that you vote your shares as follows:
Proposal 1—FOR the election of the three nominees for director, John E. Caldwell, John Donofrio, and Yuval Wasserman, each with a three-year term expiring at the annual meeting of shareholders in 2022;
Proposal 2—FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2019; and
Proposal 3—FOR the approval of the compensation of our named executive officers.
What vote is required to elect the director nominees?
The affirmative vote of a plurality of the votes cast is required for the election of directors, which means that the three nominees for director receiving the greatest number of votes will be elected. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no impact on the outcome of the election of directors.
What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.
How many votes are required to ratify the appointment of the Company’s independent registered public accounting firm?
The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019 requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions will have no impact on the outcome of this matter. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

How many votes are required to approve the non-binding resolution on the compensation of the Company’s named executive officers?
The approval of the non-binding resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.
Are there any other items to be discussed during the Annual Meeting?
We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting and you have returned a proxy card, with or without voting instructions, or have voted by telephone or the Internet, the proxy holders will use their discretion in voting your shares on these matters as they may arise.
Who will count the vote?
Broadridge Financial Solutions, Inc. will count the vote and will serve as the inspector of election.
Who pays to prepare, mail, and solicit the proxies?
Proxies may be solicited by personal meeting, Internet, e-mail, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by our directors, officers, and other employees, none of whom will receive additional compensation for such solicitations. We will bear the cost of soliciting proxies and have engaged Alliance Advisors, LLC to assist in the solicitation of proxies. Alliance Advisors, LLC will receive a fee of approximately $10,000 plus reasonable out-of-pocket expenses for this work. In addition, arrangements will be made, as appropriate, with banks, brokerage houses, and other custodians, nominees or fiduciaries to forward soliciting materials to the beneficial owners of our common stock, and we will reimburse such persons for their out-of-pocket expenses incurred in providing those services.
Where can I find the voting results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.
Will I receive a copy of the Annual Report?
You may obtain a copy of the Annual Report by writing to our Investor Relations department at 250 Technology Park, Lake Mary, Florida 32746, by calling 1-800-736-0234, by e-mailing our Investor Relations department at InvestorRelations@faro.com or by accessing www.proxyvote.com. Our Annual Report is not incorporated by reference into this Proxy Statement and is not considered proxy soliciting material.
Where can I find Corporate Governance materials for the Company?
Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws (the “Bylaws”), Code of Ethics for Senior Financial Officers, Global Ethics Policy and Corporate Governance Guidelines and the charters for the Audit, Operational Audit, Compensation, and Governance and Nominating Committees of our Board of Directors are published on our website at www.faro.com/about-faro/leadership-and-governance. We are not including the information contained on or accessible through our website as a part of, or incorporating such information by reference into, this Proxy Statement.
How can I contact the members of the Board?
Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s), as designated on such communication. However, we reserve the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

PROPOSAL 1
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF JOHN E. CALDWELL, JOHN DONOFRIO, AND YUVAL WASSERMAN TO THE BOARD OF DIRECTORS.
The Board is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. Each director’s term is subject to the election and qualification of his or her respective successor, or such director’s earlier death, resignation or removal. The Board currently consists of seven members. Three directors have terms that expire at the Annual Meeting, one director has a term that expires at the 2020 annual meeting of shareholders, and three directors have terms that expire at the 2021 annual meeting of shareholders.
We do not know of any reason why any nominee would be unable or, if elected, would decline to serve as a director. If any nominee is unable or unwilling to serve as a director, the Board may either reduce the number of directors to be elected or select a substitute nominee. If the Board selects a substitute nominee, the shares represented by all valid proxies will be voted for the substitute nominee, other than shares voted “Withhold” with respect to the original nominee.
The three nominees for director, John E. Caldwell, John Donofrio, and Yuval Wasserman, are currently directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2022 annual meeting of shareholders. The remaining four directors, whose terms do not expire at the Annual Meeting, will continue to serve as members of the Board for the terms set forth below. Dr. Raab will retire from the Board on June 16, 2019 upon his retirement as our President and CEO.
Directors are elected by a plurality of the votes cast, meaning that the three nominees receiving the highest number of affirmative votes cast for the election of directors at the Annual Meeting will be elected as directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. If you received a printed set of proxy materials, shares voted by the accompanying proxy card will be voted “FOR” John E. Caldwell, John Donofrio and Yuval Wasserman, unless the proxy card is marked to withhold authority. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated. Broker non-votes on the election of directors will have no impact on the outcome of the election. We have a director resignation policy for those director nominees who receive more “withhold” than “for” votes in uncontested elections, which requires such director nominees to tender their resignation to the Board following certification of the shareholder vote. The Governance and Nominating Committee will then act to determine whether to accept the director’s resignation and submit such recommendation for prompt consideration by the Board.
The names, ages, and principal occupations for at least the past five years of each of the current directors and the nominees and the names of any other public companies of which each has served as a director during the past five years are set forth below. There are no family relationships between any of our directors or executive officers.
Nominees for Election at the Annual Meeting

Name	Age	Director Since	Term Expires	Position
John E. Caldwell	69	2002	2022	Director and Nominee
John Donofrio	57	2008	2022	Director and Nominee
Yuval Wasserman	64	2017	2022	Director and Nominee

John E. Caldwell has been a director of the Company since 2002. In March 2011, Mr. Caldwell retired as President and Chief Executive Officer and from the board of directors of SMTC Corporation (“SMTC”), a publicly-held electronics manufacturing services company whose shares are traded on the Nasdaq Global Market and on the Toronto Stock Exchange (“TSX”). Mr. Caldwell had served as President and CEO and as a director of SMTC since 2003. Before joining SMTC, Mr. Caldwell held positions in the Mosaic Group, a marketing services provider, as Chair of the Restructuring Committee of the Board of Directors from October 2002 to September 2003; in GEAC Computer Corporation Limited, a computer software company, as President and Chief Executive Officer from October 2000 to December 2001; and in CAE Inc., a provider of simulation technologies and integrated training solutions for the civil aviation and defense industries, as President and Chief Executive Officer from June 1993 to October 1999. In addition, Mr. Caldwell served in a variety of senior executive positions in finance, including Senior Vice President of Finance and Corporate Affairs of CAE and Executive Vice President of Finance and Administration of Carling O’Keefe Breweries of Canada. Over the course of his career, Mr. Caldwell has served on the audit committees of 11 public companies. Also, for the past several years, Mr. Caldwell has been an instructor on board risk oversight for the Institute of Corporate Directors in Canada. Mr. Caldwell is currently Chairman of the Board of Advanced Micro Devices, Inc., an innovative semiconductor provider, where he has served as a director since 2006. Mr. Caldwell has also been a director of IAMGOLD Corporation, a mid-tier gold producer, since 2006. Mr. Caldwell has also served on the board of directors of ATI Technologies Inc. from 2003 to 2006, Rothmans Inc. from 2004 to 2008, Cognos Inc. from 2000 to 2008, Stelco Inc. from 1997 to 2006 and Sleeman Breweries Ltd. from 2003 to 2005. Mr. Caldwell holds a Bachelor of Commerce degree and is a Chartered Professional Accountant.
Relevant experience and skills: executive of electronics, other complex manufacturing and software businesses, mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, corporate governance, and audit committee experience.
John Donofrio has served as a director of the Company since January 2008, served as Lead Director from May 2018 until April 5, 2019, and has served as independent Chairman of the Board since April 5, 2019. Mr. Donofrio currently serves as Executive Vice President and General Counsel of Johnson Controls International plc (“Johnson Controls”), a global diversified and multi-industrial leader. Mr. Donofrio is also a member of the Board of Trustees of the Medical College of Wisconsin. Before joining Johnson Controls in November 2017, Mr. Donofrio was Vice President, General Counsel and Secretary of Mars, Incorporated (“Mars”), a global food manufacturer, from October 2013 until November 2017. Before joining Mars in October 2013, Mr. Donofrio was Executive Vice President, General Counsel and Secretary for The Shaw Group Inc., a global engineering and construction company, from October 2009 until February 2013 and Senior Vice President, General Counsel and Chief Compliance Officer at Visteon Corporation (“Visteon”), a global automotive supplier, from 2005 until October 2009. Before joining Visteon, Mr. Donofrio was with Honeywell International (or its predecessor company AlliedSignal Inc.) from 1996 until 2005. At Honeywell International, Mr. Donofrio was Vice President for Intellectual Property and later also served as Vice President and General Counsel for Honeywell Aerospace. Previously he was a Partner at Kirkland & Ellis LLP, where he worked from 1989 through 1996. Before joining Kirkland & Ellis LLP, Mr. Donofrio was a law clerk at the U.S. Court of Appeals for the Federal Circuit and he worked as a Patent Examiner at the U.S. Patent and Trademark Office.
Relevant experience and skills: legal, risk management, intellectual property protection and licensing, corporate governance, manufacturing, and government regulation.
Yuval Wasserman has served as a director of the Company since December 2017. Mr. Wasserman has served as President and Chief Executive Officer and a director of Advanced Energy Industries, Inc., a leading manufacturer of power conversion products that transform electrical power into various usable forms, since October 2014. Mr. Wasserman previously served as President of Advanced Energy Industries’ Thin Films Business Unit from August 2011 to October 2014 and Executive Vice President and Chief Operating Officer from April 2009 to August 2011. He previously held roles at Advanced Energy Industries of Executive Vice President, Sales, Marketing and Service from October 2007 to April 2009, and Senior Vice President, Sales, Marketing and Service from August 2007 to October 2007. Prior to joining Advanced Energy Industries, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Controls Technologies, Inc., a semiconductor metrology company, from May 2002 to July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross, a metrology company acquired by Applied Materials, Inc., Fusion Systems, a plasma strip company that is a division of Axcelis Technologies, Inc., and AG Associates, a semiconductor capital equipment company focused on rapid thermal processing. Mr. Wasserman started his career at National Semiconductor, Inc., where he held various engineering and management positions. Mr. Wasserman served as a director of Syncroness, Inc. from 2010 to 2017. Mr. Wasserman is a National Association of Corporate Directors (NACD) Governance Fellow.
Relevant experience and skills: senior operations and engineering management, executive and financial management, and research and development management.

Directors Whose Terms Will Continue After the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Stephen R. Cole	67	2000	2020	Director
Lynn Brubaker	61	2009	2021	Director
Jeffrey A. Graves, Ph.D.	57	2017	2021	Director
Simon Raab, Ph.D.	66	1982	2021	Director
Stephen R. Cole has been a director of the Company since 2000 and served as Lead Director from 2005 until May 2018. Since May 2013, Mr. Cole has been President of Seeonee Inc., a financial and valuation advisory firm. From 1975 until June 2010, Mr. Cole was President and Founding Partner of Cole & Partners, a Toronto, Canada-based mergers and acquisition and corporate finance advisory service company. In June 2010, Cole & Partners was sold to Duff & Phelps Corporation. From June 2010 to May 2013, Mr. Cole was President of Duff & Phelps Canada Limited. Mr. Cole is a Fellow of the Institute of Chartered Accountants of Ontario, Fellow of the Canadian Chartered Institute of Business Valuators, Senior Member of the American Society of Appraisers and Full Member of the ADR Institute of Canada, Inc. He serves as lead director of The Westaim Corporation, a TSX Venture Exchange-listed company where he also serves as a member of the audit committee and chairman of the compensation committee and nominating and governance committee. Previously, Mr. Cole was a director of H. Paulin & Co. Limited, a TSX-listed company, where he also served as chairman of the audit committee. Mr. Cole has also held or currently holds positions as an advisory committee member or director of various private companies and charitable and professional organizations.
Relevant experience and skills: mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, and corporate governance.
Lynn Brubaker has served as a director of the Company since July 2009. Ms. Brubaker is a seasoned executive with over 35 years of experience in aviation and aerospace in a variety of executive, operations, sales, marketing, customer support and independent consultant roles. She has over 15 years of board experience and over ten years of experience advising high technology, international, multi-industry and global companies. Since 2005, Ms. Brubaker has had an advisory practice focused on strategy and business development. She is currently a director of Hexcel Corporation, a New York Stock Exchange-listed company in leading advanced materials and technology, and QinetiQ Group plc, a London Stock Exchange–listed leading research and technology company. Ms. Brubaker previously served on the board of directors of Force Protection, Inc., a developer and manufacturer of military survivability technology listed on the Nasdaq Stock Market (“Nasdaq”) from March 2011 until its merger with an affiliate of General Dynamics Corporation in December 2011. Ms. Brubaker spent 10 years at Honeywell International, Inc., retiring as Vice President and General Manager—Commercial Aerospace for Honeywell International, a position she held from 1999 to 2005. Prior to Honeywell International, Ms. Brubaker held a variety of management positions with McDonnell Douglas Corporation, Northwest Airlines Corporation, and ComAir Limited. Ms. Brubaker currently serves on the board of a variety of private companies and other business organizations.
Relevant experience and skills: sales and marketing management, executive management, technology, business development, international operations, manufacturing, financial reporting, and audit, nominating and compensation committee experience.
Jeffrey A. Graves Ph.D. has served as a director of the Company since December 2017. Dr. Graves has served as President and Chief Executive Officer and a director of MTS Systems Corporation, a leading global supplier of high-performance test systems and sensors, since May 2012. From July 2005 to May 2012, he served as President, Chief Executive Officer and a director of C&D Technologies, Inc., a manufacturer, marketer and distributer of electrical power storage systems for the standby power storage market. Dr. Graves previously served in various executive positions at Kemet Electronics Corporation from 2001 to 2005, including Chief Executive Officer; various leadership positions with General Electric Company’s Power Systems Division and Corporate Research & Development Center from 1995 to 2001; and prior to 1995, various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Dr. Graves has served as a director of Hexcel Corporation since 2007 and previously served as a director of Teleflex Incorporated from 2007 to 2017.
Relevant experience and skills: senior operations and engineering management, executive and financial management, and research and development management.

Simon Raab, Ph.D. is a co-founder of the Company and served as Chairman of the Board of Directors of the Company from its inception in 1982 until April 5, 2019. Dr. Raab has served as our President and CEO since December 2015. Dr. Raab previously served as CEO of the Company from its inception in 1982 until January 2006, as Co-Chief Executive Officer from January 2006 until December 2006, and as President of the Company from 1986 until 2004. Dr. Raab also serves as a director of two privately-held companies: Cynvenio Biosystems, Inc. and DSS, Inc. Dr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics from the University of Waterloo, Canada.
Relevant experience and skills: executive management, technology, manufacturing, international operations, sales and marketing management, and research and development management.

CORPORATE GOVERNANCE AND BOARD MATTERS
Role and Risk Oversight of the Board of Directors
The Board provides general oversight and direction for the Company, monitors our performance and also acts as an advisor and counselor to senior management. In particular, the Board performs the following functions (the “Oversight Functions”):

•	reviews and approves operating, organizational, financial and strategic plans;

•	reviews our operational, financial and strategic performance;

•	oversees and evaluates management’s systems for internal control, financial reporting and public disclosure;

•	oversees our global risk management;

•	establishes corporate governance standards;

•	selects, evaluates and compensates our executive officers, including the President and CEO;

•	oversees and evaluates senior management performance and compensation; and

•	plans for effective development and succession of the President and CEO and senior management.
In its oversight of our global risk management, the Board has adopted a risk oversight framework in which it reviews the overall risk exposure of the Company in the form of a risk universe and discusses with management our risk assessment, including management’s role to identify, monitor, control and report risk exposure. In addition, the Board reviews all major risks that could materially adversely affect the Company, including strategic, operational, financial, organizational and compliance risks. In addition, our risk assessment has also been from time to time the subject of discussion among the independent members of the Board during their executive sessions, without the presence of Company management.
Each Board committee is also responsible for reviewing our risk exposure with respect to the respective committee’s areas of responsibility, discussing such risks with Company management, and reporting significant risks to the Board. Each independent Board member is a member of each Board committee. This helps to ensure that each independent Board member is fully informed and better able to contribute to the Oversight Functions. Dr. Raab is an invited guest to all Board committee meetings in which his presence would not present a conflict of interest.
The Audit Committee focuses on significant risks associated with financial exposures. The Compensation Committee particularly reviews risks related to our compensation policies and practices. The Operational Audit Committee focuses on significant risks associated with our operational performance. The Governance and Nominating Committee focuses on risks relating to our corporate governance structure and practices.
Leadership Structure of the Board of Directors
The Board has the flexibility to establish a leadership structure that works best for the Company at a particular time and reviews that structure periodically. At times during our past, the positions of Chairman of the Board and President and CEO have been held by two different people and, at other times, the positions have been combined and held by the same person. During 2018 and until April 5, 2019, Simon Raab, Ph.D., one of our founders and our President and CEO, also served as Chairman of the Board. During this time, the independent members of the Board elected an independent director to serve as the Lead Director, with Stephen R. Cole serving as Lead Director until May 2018 and John Donofrio serving as Lead Director from May 2018 until April 5, 2019. On April 5, 2019, the Board appointed Michael D. Burger as our President and CEO, effective June 17, 2019. On that same date, the Board elected John Donofrio as our independent Chairman of the Board, effective immediately. The Board believes that having an independent Chairman of the Board will allow Dr. Raab to focus on assisting Mr. Burger through this executive transition and will allow Mr. Burger to concentrate on overseeing the management of our business when he begins his service as our President and CEO, while Mr. Donofrio oversees the functioning of the Board and our corporate governance. Because we currently have an independent Chairman of the Board, there is currently no Lead Director.

The President and CEO, the Chairman of the Board and, when one is appointed, the Lead Director set the agenda for Board meetings with input from all other directors. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting.

The President and CEO, the Chairman of the Board and, when one is appointed, the Lead Director together set the schedule of Board meetings and, together with the Governance and Nominating Committee, provide advice to the Board and the other members of Company management with respect to corporate governance and recommend to the Board the composition of each of the Board committees.
The independent Chairman of the Board facilitates information flow and communication between the independent directors and Company management; coordinates the activities of the other independent directors; together with the Compensation Committee and the Board, evaluates the performance of the President and CEO; recommends the retention of Board and Committee consultants; has the authority to call meetings of the independent directors; if requested by significant shareholders, ensures that he is available for consultation and direct communication; and performs such other duties and responsibilities as the Board of Directors from time to time determines.
As earlier noted, executive sessions of independent directors are held at each regularly scheduled Board meeting for a discussion of relevant subjects, including the Oversight Functions. The independent Chairman of the Board, with input from the independent directors, prepares the agenda for executive sessions of the independent directors, although all independent directors are invited to raise any matters for discussion. The independent Chairman of the Board presides over the executive sessions of the independent directors.
We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and Company management and allowing the Board to better perform its Oversight Functions. The current Board structure allows our President and CEO to focus on the day-to-day operations of the Company and also permits the independent directors to discuss and address risk management with Company management in Board meetings, as well as separate from management in executive session. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.
Director Independence
We are required to comply with Nasdaq’s listing standards, including its corporate governance rules. Nasdaq rules require the Board to be comprised of a majority of independent directors, as that term is defined by the Nasdaq Stock Market Rules.
The Board has affirmatively determined that Lynn Brubaker, John E. Caldwell, Stephen R. Cole, John Donofrio, Jeffrey A. Graves, Ph.D., and Yuval Wasserman are independent directors, as defined by the Nasdaq Stock Market Rules. The Board has determined that Dr. Raab is the only director who is not independent, because he is the President and CEO of the Company. In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).
Board Meetings and Committees
The Board of Directors held seven meetings during 2018. Each of our directors then in office attended all of the applicable regular meetings of the Board and of the committees on which he or she served during 2018. In addition, the independent directors met in executive session without the presence of management at each regular Board meeting in 2018 and when deemed appropriate at other meetings of the Board and of the committees. While we have not adopted a formal policy regarding Board attendance at annual shareholder meetings, we encourage each of our Board members to attend the annual shareholder meetings in person, and all of our directors attended the 2018 annual meeting of shareholders in person.
The Board of Directors has four standing committees: an Audit Committee, an Operational Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Each committee is comprised of all of our independent Board members.
The table below shows current membership for each of the standing Board committees:

Audit Committee	Operational Audit Committee	Compensation Committee	Governance and Nominating Committee
Lynn Brubaker John E. Caldwell Stephen R. Cole* John Donofrio Jeffrey A. Graves, Ph.D. Yuval Wasserman	Lynn Brubaker John E. Caldwell Stephen R. Cole John Donofrio Jeffrey A. Graves, Ph.D. Yuval Wasserman*	Lynn Brubaker John E. Caldwell* Stephen R. Cole John Donofrio Jeffrey A. Graves, Ph.D. Yuval Wasserman	Lynn Brubaker* John E. Caldwell Stephen R. Cole John Donofrio Jeffrey A. Graves, Ph.D. Yuval Wasserman

*	Committee Chair

Audit Committee
The Audit Committee held five meetings during 2018. In addition to its formal meetings, the Audit Committee Chairman and other members of the committee met frequently throughout 2018 and in the first quarter of 2019 with and without the presence of management, and also met with our external and internal auditors without the presence of management. At all regular meetings during 2018, members of the Audit Committee met in executive session, without the presence of management, and met separately, either in-person or telephonically, with our external and internal auditors.
The Board has determined that each of the Audit Committee members is independent as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq rules, including rules specifically governing audit committee members. The Board also has determined that Messrs. Caldwell and Cole are “audit committee financial experts” as defined under Item 407(d)(5) of Regulation S-K.
The Audit Committee acts under the terms of a written charter that is available on our website at www.faro.com/about-faro/leadership-and-governance. The Audit Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:

•
provide oversight regarding our accounting and financial reporting process, system of internal control, external and internal audit process, and our process for monitoring compliance with laws and regulations;

•	review the independence and qualifications of our independent public accountants and our financial policies, control procedures and accounting staff;

•	review and make appropriate inquiry of financial performance and financial position, including comparison of actual to budgeted results;

•	appoint and oversee our independent public accountants;

•	oversee internal audit and compliance functions;

•	review and approve our financial statements and other regulatory filings; and

•	review transactions between the Company and any officer or director, any entity in which an officer or director of the Company has a material interest, or any other related person transactions.
Operational Audit Committee
The Operational Audit Committee met four times in 2018. The Operational Audit Committee acts under the terms of a written charter that is available on our website at www.faro.com/about-faro/leadership-and-governance. The primary objective of the Operational Audit Committee is to provide operating insight to the Board so as to better enable the directors to discharge the Oversight Functions of the Board. In that context, the Operational Audit Committee’s role includes:

•	reviewing our operational performance against certain predetermined metrics;

•	focusing on improving our short-term and long-term operating performance and continuously reviewing the metrics against which we measure our performance;

•	meeting with executives and department heads to review progress against operational goals; and

•	addressing operational risk management issues.
Compensation Committee
The Compensation Committee held five meetings during 2018. In addition to its formal meetings, the Compensation Committee Chairman and other members of the committee met frequently throughout 2018 and in the first quarter of 2019 among themselves without the presence of management, as well as with the Compensation Committee’s consultant and our President and CEO. Areas of consideration at these various meetings included but were not limited to:

•	examination of management and leadership development and programs;

•	review of the design of incentive plans;

•	review and approval of senior management objectives;

•	evaluation of the performance of all officers at the senior executive team level;

•	making bonus and equity incentive award determinations in accordance with our short-term incentive plan and our long-term equity plan, respectively;

•
consultations with Compensia, Inc. (“Compensia”), the compensation consultant to the Compensation Committee for 2018 and 2019 board and executive compensation, regarding, among other matters, updated market data and compensation trends generally and specific updated market data regarding compensation for the President and CEO and certain other named executives officers;

•	establishment of executive compensation for 2018 and 2019;

•	addressing other compensation and employment matters, including specific review of the performance of our President and CEO;

•
developing the compensation arrangements and terms of our Chairman, President and CEO’s retirement and with respect to services to be provided by him during the transition period until his successor commences his employment; and

•	developing, with the advice of Compensia, Mr. Burger’s compensation arrangements and terms as our new President and CEO.
Each of the Compensation Committee members qualifies as independent for Compensation Committee membership, as defined in the Nasdaq rules, as a non-employee director, as defined under Rule 16b-3 of the Exchange Act, and as an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The Compensation Committee acts under the terms of a written charter that is available on our website at www.faro.com/about-faro/leadership-and-governance. As discussed in its charter, the Compensation Committee reviews our executive compensation policies and programs and endeavors to ensure they are aligned and implemented in accordance with our overall strategy, including enhancement of shareholder value. Although the Compensation Committee annually reviews and determines the President and CEO’s compensation, it works with the President and CEO in evaluating the performance of all other officers at the Vice President level and above reporting to the President and CEO and in reviewing and approving annually all compensation programs and awards (including setting the base compensation for the upcoming year and approving bonus and equity incentive awards) for all officers at the Vice President level and above reporting to the President and CEO. The Compensation Committee maintains final authority in the determination of individual executive compensation packages to ensure compliance with our compensation policy objectives.
The Compensation Committee’s duties and responsibilities include, among other things:

•
ensuring that the philosophy and operation of our compensation program reinforce our culture and values, create a balance between risk and reward, attract, motivate and retain executives over the long-term and align their interests with those of our shareholders;

•
overseeing our long-term equity plans, including reviewing and approving changes in such plans, granting equity awards to officers at the Vice President level and above reporting to the President and CEO, as well as approving the total amount of equity grants below the Vice President level and related parameters of such grants;

•	advising on selection of certain executive officer positions;

•	establishing the terms of all executive severance and change-in-control benefits;

•
reviewing and approving on an annual basis long-term and short-term corporate objectives relevant to the President and CEO’s compensation, evaluating the President and CEO’s performance not less than semi-annually in light of those objectives and, without the input or participation of the President and CEO, approving the individual components of, and the overall compensation levels for, the President and CEO based on such evaluations;

•
reviewing and approving, with the input and recommendation of the President and CEO, the annual base salaries, annual incentive and other compensation arrangements of all other named executive officers and all other Senior Vice Presidents and Vice President-level employees, including reviewing and approving on an annual basis long-term and short-term corporate objectives relevant to their performance evaluation and compensation, as well as approving the total amount of short-term incentives below the Vice President level and related parameters;

•
reviewing and monitoring all compensation and significant benefit plans that affect all employees and annually approving overall employee salary policies, as well as equity-based programs for all levels of employees;

•
monitoring compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and compliance with all other applicable laws affecting employee compensation and benefits;

•	reviewing and recommending any proposed changes in director compensation to the Board;

•	reviewing and discussing with management the Compensation Discussion and Analysis that is included in our proxy statement for our annual meeting of shareholders;

•	preparing the report of the Compensation Committee for inclusion in the proxy statement; and

•
engaging, on an as-needed basis, the services of outside experts in areas of compensation and benefits practices. Specifically, the Compensation Committee has engaged Compensia, a compensation expert, to informally update the Compensation Committee on an annual basis and from time to time on matters that have been delegated to the Compensation Committee, from time to time to provide a formal director compensation study and, in 2018, to provide a formal executive compensation study, including recommended best practices and median compensation at comparable companies.

The Compensation Committee may delegate its authority to grant awards under the 2014 Incentive Plan to our executive officers. The Compensation Committee has delegated its authority to our President and CEO, subject to the parameters discussed below, to grant stock-based awards under the 2014 Incentive Plan to newly hired employees, to current employees in connection with a promotion, and to employees recognized for performance under an established Company employee award program. The grants by our President and CEO are subject to the following parameters, among others, established by the Compensation Committee: (i) the President and CEO may not grant awards to (a) employees who are subject to the short-swing profit rules of Section 16 of the Exchange Act, or (b) employees who at the grant date are “covered employees,” or are reasonably anticipated to become “covered employees,” as defined in Section 162(m) of the Code, during the term of the award; (ii) any award granted by the President and CEO will be subject to all of the terms and conditions of the 2014 Incentive Plan; and (iii) the President and CEO must make a written report to the Compensation Committee at the end of each fiscal quarter that sets forth any and all awards granted by him during the preceding fiscal quarter.
As earlier noted, the Compensation Committee has the authority to retain consultants and to obtain advice and assistance from external legal, accounting and other advisors at our expense. Since October 2017, the Compensation Committee has engaged Compensia to advise it on compensation matters. In performing its services, Compensia reports to and is instructed by the Compensation Committee. For more information regarding Compensia’s services, see “2018 Director Compensation,” beginning on page 18 of this Proxy Statement and “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 27 of this Proxy Statement.
Governance and Nominating Committee
The Governance and Nominating Committee met four times in 2018. Each of the Governance and Nominating Committee members is independent under the Nasdaq rules.
The Governance and Nominating Committee’s written charter is available on our website at www.faro.com/about-faro/leadership-and-governance. As discussed in detail in the charter, the Governance and Nominating Committee is responsible for developing, evaluating and implementing our corporate governance policies. The Governance and Nominating Committee is also responsible for selecting and recommending for Board approval director nominees and the members and chair of each of the Board committees. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Governance and Nominating Committee considers candidates for the Board recommended by current members of the Board or members of management. In addition, the Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.
The Governance and Nominating Committee also will consider director candidates recommended by eligible shareholders. Shareholders may recommend director nominees for consideration by the Governance and Nominating Committee by writing to the Governance and Nominating Committee, Attention: Chairman, 250 Technology Park, Lake Mary, Florida 32746, and providing appropriate biographical information concerning each proposed nominee. Candidates proposed by shareholders for nomination are evaluated using the same criteria as candidates initially proposed by the Governance and Nominating Committee.

The following minimum qualifications must be met by a director nominee to be recommended by the Governance and Nominating Committee:

•	each director must display high personal and professional ethics, integrity and values;

•	each director must have the ability to exercise sound business judgment and demonstrate basic financial literacy;

•
each director must be highly accomplished in his or her respective field, with broad experience and demonstrated senior-level leadership in business, government, education, technology or public interest;

•	each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience;

•	each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value; and

•	each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.
In identifying potential Board nominees and evaluating candidates for the Board, the Governance and Nominating Committee considers the nominee’s experience, skills and qualifications. Although the Governance and Nominating Committee has not established specific goals with respect to diversity, the Governance and Nominating Committee, in accordance with our Corporate Governance Guidelines, does consider diversity in identifying potential Board nominees and evaluating Board candidates, including in the context of providing diversity in business perspectives, gender, ethnicity, education, experience and leadership qualities.
Annually, the Governance and Nominating Committee reviews the composition of the Board to assess whether it reflects the appropriate experience, tenure, skills and qualifications expected of Board members, as well as a variety of complementary experiences and backgrounds, sufficient to provide sound and prudent guidance, particularly in the areas of senior leadership, operations, finance, technology and governance. The Governance and Nominating Committee assesses the effectiveness of diversity within the Board every year as part of this annual assessment. If, as a result of the assessment, the Governance and Nominating Committee determines that adding or replacing a director is advisable, the Governance and Nominating Committee initiates a search for a suitable candidate to fulfill the Board’s needs. In addition, our Corporate Governance Guidelines provide that any director who undergoes a change of occupation must notify the Chairman of the Board and the Chairman of the Governance and Nominating Committee of the change and offer to submit his or her resignation.
A shareholder who wishes to nominate a person for election to the Board of Directors must submit written notice to the Company, Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746. Under our Bylaws, we must receive the written nomination for an annual meeting not less than 90 days and not more than 120 days prior to the first anniversary of the previous year’s annual meeting of shareholders, or, if no annual meeting was held the previous year or the date of the current year’s annual meeting is advanced more than 30 days before or delayed more than 60 days after the anniversary date, we must receive the written nomination not more than 120 days prior to the current year’s annual meeting and not less than the later of 90 days prior to the annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For a special meeting, we must receive the written nomination not less than the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the date of the special meeting is first made. Under the Bylaws, the nomination must include (i) all information relating to the candidate that is required to be disclosed in solicitations of proxies for an election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including the nominee’s consent to be named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of (a) all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and (b) any other material relationships, between the shareholder and any beneficial owner on whose behalf the director nomination is made, and their respective affiliates and associates or others acting in concert with the shareholder or beneficial owner, on the one hand, and each candidate and his or her respective affiliates and associates, or others acting in concert with the candidate, on the other hand, including all information required under Item 404 of Regulation S–K if the shareholder and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate of or person acting in concert with the shareholder or beneficial owner, were the “registrant” for purposes of that rule and the candidate was a director or executive officer of such registrant, and (iii) as to the shareholder and any beneficial owner on whose behalf the director nomination is made, (a) their names and addresses, (b) the class and number of shares of our stock beneficially owned by them, (c) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, an effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, the shareholder or the beneficial owner with respect to any share of our stock, and (d) a representation as to whether the shareholder or any beneficial owner on whose behalf the nomination is made intends, or is or intends to be part of a group that intends, to deliver a proxy statement or form of proxy to at least the percentage of our shareholders required to elect the nominee or otherwise to solicit proxies from shareholders in support of the nomination. We may require any proposed nominee to furnish such other information as may reasonably be required to determine his or her eligibility to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the nominee’s independence.
In 2019, the Governance and Nominating Committee also engaged JWC Partners to identify and vet potential candidates to serve as our President and CEO upon Dr. Raab’s retirement.
Compensation Committee Interlocks and Insider Participation
During 2018, Lynn Brubaker, John E. Caldwell, Stephen R. Cole, John Donofrio, Jeffrey A. Graves, Ph.D., Marvin R. Sambur, Ph.D. and Yuval Wasserman served as members of the Compensation Committee. None of the Compensation Committee members was, during 2018 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2018, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Code of Business Conduct and Ethics
The Board of Directors has adopted a Code of Ethics, entitled “Code of Ethics for Senior Financial Officers,” that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Board of Directors has also adopted a Global Ethics Policy applicable to all of our employees. The Code of Ethics for Senior Financial Officers and the Global Ethics Policy are available at no cost on our website at www.faro.com/about-faro/leadership-and-governance or by submitting a written request to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746.

2018 DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation earned by each of our non-employee directors during the year ended December 31, 2018. See the Summary Compensation Table beginning on page 41 for the compensation earned by Dr. Raab for his service as Chairman of the Board, President and CEO during 2018.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(4)	All Other Compensation ($)	Total ($)
Lynn Brubaker	70,000	99,987	—	169,987
John E. Caldwell	76,250	99,987	—	176,237
Stephen R. Cole	96,250	99,987	—	196,237
John Donofrio	90,000	139,972	—	229,972
Jeffrey A. Graves, Ph.D.	67,500	99,987	—	167,487
Marvin R. Sambur, Ph.D. (3)	54,375	—	—	54,375
Yuval Wasserman	70,000	99,987	—	169,987

(1)	Includes cash retainers earned by each non-employee director during the year ended December 31, 2018.

(2)
Reflects the grant date fair value of restricted stock awards granted to our non-employee directors in 2018, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the restricted stock awards is based upon the closing price of our common stock on the grant date.

(3)
Effective May 11, 2018, Dr. Marvin R. Sambur retired from his position as a member of the Board of Directors in adherence with the Company’s mandatory retirement policy for directors, which requires a director who attains the age of 72 during his or her term to retire from the Board immediately prior to the first annual meeting of shareholders following such director’s 72nd birthday.

(4)	As of December 31, 2018, our non-employee directors held the following aggregate number of shares of restricted stock (they did not hold any stock options):

Name	Restricted Stock Awards (#)
Lynn Brubaker	1,883
John E. Caldwell	1,883
Stephen R. Cole	1,883
John Donofrio	2,636
Jeffrey A. Graves, Ph.D.	3,903
Marvin R. Sambur, Ph.D.	—
Yuval Wasserman	3,903
The following table shows the shares of restricted stock awarded to each non-employee director then in office on May 14, 2018, and the aggregate grant date fair value for each award:

Name	Restricted Stock Awards (#)	Full Grant Date Fair Value of Award ($)
Lynn Brubaker	1,883	99,987
John E. Caldwell	1,883	99,987
Stephen R. Cole	1,883	99,987
John Donofrio	2,636	139,972
Jeffrey A. Graves, Ph.D.	1,883	99,987
Yuval Wasserman	1,883	99,987
The grant date fair values of the awards shown above are calculated by multiplying the number of shares of restricted stock by the closing price of our common stock on the grant date ($53.10 on May 14, 2018).

Terms of Director Compensation Program
We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board, as detailed in the table below. In setting director compensation, we consider the significant amount of time that non-employee directors expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board. No changes were made to non-employee director compensation in 2018.
The actual aggregate cost of Board compensation in 2018 and 2017 was $1,164,282 and $1,178,616, respectively. The following table sets forth each component of our Board compensation in 2018:

Annual Cash Retainer:	$40,000
Additional Annual Retainers:
Governance and Nominating Committee Chairperson	$10,000
Operational Audit Committee Chairperson	$10,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Governance and Nominating Committee Non-Chair Member	$5,000
Operational Audit Committee Non-Chair Member	$5,000
Audit Committee Non-Chair Member	$10,000
Compensation Committee Non-Chair Member	$7,500
Lead Director	$80,000	(a)
Non-Employee Chairman	$100,000	(a)
Initial Equity Grant	$100,000	(b)
Annual Equity Grant	$100,000	(c)

(a)
Payable 50% in cash and 50% in shares of restricted stock. Shares of restricted stock will be granted annually on the day following the annual meeting of shareholders, and the number of shares to be granted will be determined by dividing the dollar value of the retainer by the closing price of our common stock on the date of grant. The shares of restricted stock will vest on the day prior to the following year’s annual meeting date, subject to the Lead Director’s or non-employee Chairman’s, as applicable, continued membership on the Board as of such date.

(b)
Upon election to the Board, each non-employee director will receive shares of restricted stock with a value equal to $100,000, calculated by using the closing price of our common stock on the date of the non-employee director’s election to the Board. The initial restricted stock grant vests on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board as of such date.

(c)
On the day following the annual meeting of shareholders, each director receives shares of restricted stock with a value equal to that indicated in the above chart, calculated by using the closing price of our common stock on the day following the annual meeting of shareholders. The annual restricted stock grant vests the day prior to the following year’s annual meeting date, subject to a director’s continued membership on the Board as of such date.

Mandatory Board of Director Stock Ownership and Holding Periods
Our non-employee directors are subject to minimum share ownership guidelines. Within two years after joining the Board, each non-employee director is required to own shares of our common stock with a value equal to at least $300,000. The ownership requirement may be satisfied through (i) holdings of equity awards granted by us, the values of which are calculated based on the higher of (a) the then-current value of the equity awards on the date of determining compliance with the minimum share ownership guidelines and (b) the grant date fair value of the equity awards, and/or (ii) shares of common stock purchased by the non-employee director independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Also, each non-employee director must hold shares of our common stock acquired pursuant to the exercise of stock options or vesting of restricted stock for one year after exercise or vesting, as applicable, or until his or her retirement, whichever is earlier. In 2012, the Board amended the holding period requirement to permit sales by non-employee directors to the extent necessary to satisfy tax obligations arising from the vesting of their restricted stock awards. As of December 31, 2018, all of our directors met or exceeded the minimum share ownership requirement, with the exception of Dr. Graves and Mr. Wasserman, who have through December 31, 2019 to attain the minimum share ownership requirement.

Director Deferred Compensation Plan
In October 2018, the Compensation Committee approved the adoption of the FARO Technologies, Inc. 2018 Non-Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”). This plan encourages our directors to hold a substantial portion of their compensation in the form of equity, which can only be monetized at the end of their tenure on the Board or in other limited circumstances.
Prior to the first day of each calendar year beginning on or after January 1, 2019, each non-employee director may (i) elect to convert all of his or her annual cash retainer fees as well as any annual committee and chair fees other than reimbursements otherwise payable to him or her by the Company into deferred stock units, and (ii) elect to receive all of his or her annual equity grant received during the calendar year in the form of restricted stock units, or defer payment of all such restricted stock units granted to the non-employee director in the calendar year. Each deferred stock unit represents the right to receive one share of our common stock no later than 60 business days following the date the non-employee director incurs a separation of service from the Company, or, in limited circumstances upon a change in control of the Company, cash equal to the fair market value of one share of our common stock on the date of the change in control, pursuant to the 2014 Incentive Plan and the Deferred Compensation Plan.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.
The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Grant Thornton LLP has audited our financial statements since 2004. The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for 2019.
Representatives of Grant Thornton LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of shareholders.
Shareholders are not required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. However, we are submitting the ratification to our shareholders as a matter of good corporate practice. If our shareholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider the retention of Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.
The affirmative vote of a majority of the votes cast is necessary for approval of the ratification of Grant Thornton LLP. Abstentions will have no impact on the ratification of our independent registered public accounting firm. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

INDEPENDENT PUBLIC ACCOUNTANTS
The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of our financial statements for the fiscal years ended December 31, 2018 and 2017, and fees for other services rendered by Grant Thornton LLP during those periods.

	2018	2017
Audit fees (1)	$1,818,514	$1,934,954
Audit-related fees (2)	32,552	35,740
Tax fees	—	—
All other fees	—	—
Total fees	$1,851,066	$1,970,694

(1)
Amounts for 2018 and 2017 include the audit of financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, audit of the effectiveness of our internal control over financial reporting and statutory audits required internationally. Also, the amount for 2018 includes fees incurred in connection with our registration statement on Form S-8 filed with the SEC in August 2018.

(2)	Amounts for 2018 and 2017 include fees related to the audit of our employee benefit plan.
The Audit Committee has concluded that the provision of the audit and permitted non-audit services by Grant Thornton LLP in 2018 and 2017 is consistent with maintaining the independence of Grant Thornton LLP.
Pursuant to the Audit Committee charter, the Audit Committee pre-approved all services provided by Grant Thornton LLP. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent auditors. Pursuant to these policies and procedures, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, to grant such pre-approvals, provided that decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE
Under the Audit Committee charter, the Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has, among other things, the responsibility to monitor and oversee these processes.
The Audit Committee has:
(1) reviewed and discussed the Company’s audited financial statements with management;
(2) discussed with the independent auditors the matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board; and
(3) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
The Audit Committee also considered the impact of non-audit services on the auditor’s independence.
The Audit Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met with the independent accountants to review the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee reviewed and discussed the Company’s audited financial statements with the independent accountants.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.
Audit Committee:

Stephen R. Cole, Audit Committee Member (Chair)
Lynn Brubaker, Audit Committee Member
John E. Caldwell, Audit Committee Member
John Donofrio, Audit Committee Member
Jeffrey A. Graves, Ph.D., Audit Committee Member
Yuval Wasserman, Audit Committee Member

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 3, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Section 14A of the Exchange Act provides shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers. This advisory vote is commonly known as “Say-on-Pay.” Accordingly, the Board of Directors is asking our shareholders to indicate their support for the compensation of our named executive officers, as disclosed in this Proxy Statement.
This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation program and practices. The Compensation Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of our shareholders. The Compensation Committee strives to provide total compensation relating to the President and CEO, the other named executive officers and all other employees at the Vice President level and above, that is fair, reasonable and achieves the objective described above. Our executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives. Please read the Compensation Discussion and Analysis, together with the related compensation tables and narrative disclosure below, for a detailed explanation of our executive compensation program and practices.
At our annual meetings of shareholders held in May 2016, May 2017 and May 2018, approximately 98%, 99% and 78%, respectively, of the votes cast on the Say-on-Pay proposal at each of those meetings were voted in favor of the proposal. During 2018, before our annual meeting of shareholders, our management team discussed our executive compensation programs, policies and practices with certain of our shareholders. As a result of the lower say-on-pay approval level in 2018, and based on the discussions management had with those shareholders during 2018, the Compensation Committee decided to undertake a comprehensive review of our executive compensation programs, policies and practices, including engaging its independent compensation consultant to assist in the review of our 2018 say-on-pay voting results, shareholder outreach considerations and recommendations for the 2019 long-term equity incentive award design. As a result of this initiative, the Compensation Committee approved significant changes to our executive compensation to more closely align with current best practices, respond to shareholder concerns regarding the pay-for-performance features of our executive compensation programs, and strengthen the pay-for-performance alignment of our executive compensation programs. For more information regarding the changes made to our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis—Consideration of Prior Year Say-on-Pay Vote,” beginning on page 28 of this Proxy Statement.
The Board is asking our shareholders to vote “FOR” the following non-binding resolution:
“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure, in the Proxy Statement is hereby approved on an advisory basis.”
The approval of this proposal requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter. As an advisory vote, the result will not be binding on the Board; however, the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 29, 2019:

Name	Age	Principal Position
Simon Raab, Ph.D	66	President and Chief Executive Officer
Robert E. Seidel	44	Chief Financial Officer
Kathleen J. Hall	58	Chief Operating Officer
Jody S. Gale	44	Senior Vice President, General Counsel and Secretary
Katrona Tyrrell	56	Chief People Officer
Yazid Tohme, Ph.D	45	Chief R&D Officer
Simon Raab, Ph.D. has served as President and CEO of the Company since December 2015. Please refer to the biography of Dr. Raab provided under the heading “Proposal 1—Election of Directors—Directors Whose Terms Will Continue After the Annual Meeting,” on page 10 of this Proxy Statement.
Robert E. Seidel was appointed our Chief Financial Officer in December 2016. Prior to this appointment, Mr. Seidel served as our Vice President, Finance and Investor Relations and interim principal financial officer since March 2016. Mr. Seidel previously held the positions of Vice President, Americas Finance and Accounting from November 2015 to March 2016, Vice President, Corporate Financial Planning & Analysis and Americas Finance from March 2015 to November 2015, and Director, Corporate Financial Planning and Analysis from May 2014 to March 2015. Prior to joining the Company, Mr. Seidel was employed at Trinseo S.A., a global materials company, serving as Global Finance Manager for its latex chemicals segment from 2011 to 2014. Previously, Mr. Seidel served as Plant Controller at Anheuser-Busch InBev from 2006 to 2010. Mr. Seidel began his finance and accounting career as a treasury intern at Exxon Mobil Corporation in 2002, then served in various financial planning and analysis roles of increasing responsibility at Air Products and Chemicals, Inc. from 2003 to 2006. He holds a Bachelor of Science degree in Mechanical Engineering from Stanford University and a Master of Business Administration from Cornell’s Johnson School.
Kathleen J. Hall was appointed our Chief Operating Officer in April 2016. Prior to this appointment, Ms. Hall served as Senior Vice President, Managing Director for our Americas region from July 2013 to April 2016. Between October 2012 and July 2013, Ms. Hall provided independent consulting services. Prior to that, Ms. Hall served as Vice President & General Manager of Avery Dennison Corporation’s Graphics and Reflective Solutions and Performance Tapes Americas’ businesses from November 2008 to October 2012. From 1982 to 2008, Ms. Hall held roles of increasing responsibility at E.I. du Pont De Nemours & Company, ranging from operations and sourcing to sales, marketing and global business leadership. Ms. Hall holds a Bachelor of Science degree in Industrial Engineering from Lehigh University.
Jody S. Gale has served as Senior Vice President, General Counsel and Secretary of the Company since February 2014. Prior to joining the Company, Mr. Gale served as Vice President and Associate General Counsel – M&A, Securities and Governance at Biomet, Inc., a global medical device company, from December 2008 to January 2014. Previously, Mr. Gale was a Partner at Kirkland & Ellis LLP, where he worked from 1999 through 2008. Mr. Gale holds a Bachelor of Arts degree from Albion College in Albion, Michigan and a Juris Doctor/Master of Business Administration from Case Western Reserve University.
Katrona Tyrrell has served as Chief People Officer of the Company since January 2017. Prior to joining the Company, Ms. Tyrrell served as Global Senior Vice President, Human Resources for IDT Corporation, a global telecommunications and payment services provider, from 2010 to January 2017, leading a team that was responsible for global succession planning, leadership development, performance management, employee engagement and organizational effectiveness. From 2006 to 2010, Ms. Tyrrell held roles of increasing human resources management responsibility at IDT Corporation. Prior to joining IDT Corporation in 2006, Ms. Tyrrell held leadership and management positions at Towergate Partnership, Ltd. and Robert & Partners Managed Services in the United Kingdom. Ms. Tyrrell holds a post-graduate diploma in strategic management from Crawley College in the United Kingdom.

Yazid Tohme, Ph.D. was appointed as our Chief Research and Development Officer in March 2019. Prior to his appointment, Dr. Tohme served as our Senior Vice President, R&D, Group 1 since March 2017. Dr. Tohme previously held the positions of Vice President, Engineering, Metrology Technologies from January 2014 to March 2017 and Director of Engineering, 3D Imaging from June 2011 to December 2013. Prior to joining the Company, Dr. Tohme served as the Chief Technology Officer for Rochester Precision Optics, a company that specializes in developing lightweight electro-optical products, from January 2011 until June 2011. Prior to that, Dr. Tohme held various research and development leadership roles of increasing responsibility at Moore Nanotechnology Systems, a company that manufactures precision machines. Dr. Tohme holds a Bachelor of Science degree in Mechanical Engineering from the University of Kentucky as well as a Master of Science and Ph.D. in Mechanical Engineering from the University of Florida and a Master of Business Administration from the University of Massachusetts.
New President and CEO
On April 5, 2019, the Board appointed Michael D. Burger as the President and CEO of the Company, effective June 17, 2019, to succeed Dr. Raab, who is retiring as our President and CEO and as a member of our Board on June 16, 2019. Mr. Burger, age 60, most recently served as President and Chief Executive Officer and as a member of the board of directors of Electro Scientific Industries, Inc., a leading supplier of innovative laser-based microfabrication solutions for industries reliant on microtechnologies, from October 2016 to February 2019, when it was acquired by MKS Instruments, Inc. Prior to joining Electro Scientific Industries, Inc., Mr. Burger was President and Chief Executive Officer and a member of the board of directors of Cascade Microtech, Inc., a manufacturer of advanced wafer probing, thermal and reliability solutions for the electrical measurement and testing of high performance semiconductor devices, from July 2010 to June 2016. From April 2007 to February 2010, Mr. Burger served as the President and Chief Executive Officer and as a member of the board of directors of Merix Corporation (“Merix”), a printed circuit board manufacturer. Mr. Burger also served as a member of the board of directors of ViaSystems Group, Inc. from February 2010 after it acquired Merix until May 2015. From November 2004 until joining Merix, Mr. Burger served as President of the Components Business of Flextronics Corporation. From 1999 to November 2004, Mr. Burger was employed by ZiLOG, Inc., a supplier of devices for embedded control and communications applications. From May 2002 until November 2004, Mr. Burger served as ZiLOG’s President and a member of its board of directors. Mr. Burger holds a B.S. degree in Electrical Engineering from New Mexico State University and a certificate from the Stanford University International Executive Management Program.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation Committee oversees, among other things, the development of our executive compensation programs, policies and practices. This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for 2018. The guiding principles and fundamental objectives of the executive compensation program are as follows:

•	establish clear performance goals that are quantifiable and focused on our success while balancing both short-term and long-term initiatives;

•	align our senior leadership team’s interests with the interests of our shareholders;

•	retain and motivate our senior leadership team;

•	provide operational, financial and strategic objectives to each member on our senior leadership team; and

•	recognize our performance in addition to individual performance.
Following this CD&A, you will find a series of tables and narrative disclosures containing specific data about compensation earned in 2018 by the following individuals, whom we refer to as our named executive officers:

Name	Title
Simon Raab, Ph.D.	President and Chief Executive Officer (“CEO”)
Robert E. Seidel	Chief Financial Officer
Kathleen J. Hall	Chief Operating Officer
Jody S. Gale	Senior Vice President, General Counsel and Corporate Secretary
Katrona Tyrrell	Chief People Officer
Joseph Arezone	Former Chief Commercial Officer
Changes in Executive Leadership
Effective as of March 5, 2018, Joseph Arezone reduced his duties and responsibilities due to his desire to relocate to be closer to his family, stepping down from his position as Chief Commercial Officer and serving as our Senior Vice President, Corporate Strategy & Initiatives through June 5, 2018. As a result, Mr. Arezone also ceased serving as an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act. On June 5, 2018, Mr. Arezone entered into a Transition and Separation Agreement (the “Transition Agreement”) with us and stepped down as our Senior Vice President, Corporate Strategy & Initiatives. Mr. Arezone served as an at-will employee of the Company through November 30, 2018.
On January 9, 2019, we entered into a letter agreement with Dr. Raab, setting forth the terms of Dr. Raab’s retirement as our President and CEO and as a member of our Board of Directors (the “Board”). Dr. Raab agreed to continue to serve as our President and CEO and to remain on the Board until the appointment of his successor. On April 5, 2019, the Board appointed Michael D. Burger as our President and CEO, effective as of June 17, 2019. Mr. Burger has over 20 years of experience as a global executive in the industrial technology segment. Mr. Burger’s background is discussed in more detail on page 26 of this Proxy Statement. In connection with Mr. Burger’s appointment, Dr. Raab will retire as our President and CEO and as a member of the Board on June 16, 2019. In addition, on April 5, 2019, the Board elected John Donofrio to serve as the independent Chairman of the Board, effective immediately. See “Retirement of Dr. Raab and Compensation Arrangements with Mr. Burger” below for information regarding Dr. Raab’s compensation during this transition and Mr. Burger’s compensation as our President and CEO.

Executive Summary
Company Performance in 2018
In 2018, we crossed the $400 million milestone in annual sales for the first time in our history. We recorded $403.6 million in total sales in 2018, an increase of 11.8% over 2017. We achieved over $425 million in new order bookings in 2018, up 12.8% compared to 2017. We executed on our strategic sales growth initiative by expanding our sales organization headcount 16.2% compared to the end of 2017. Our release of new products into the market continued during 2018, with fourteen new product launches. In addition, we expanded our product portfolio through four acquisitions in 2018. We maintained a strong balance sheet with no debt and cash and cash equivalents and short-term investments of $133.6 million as of December 31, 2018.

Total Shareholder Return
Our one-year Total Shareholder Return (“TSR”) as of December 31, 2018 was above our industry group and peer group, while our three-year TSR as of December 31, 2018 was above our industry group and below our peer group. For a discussion of the companies in our peer group, see “Review of Peer Group Practices” below. We use the Global Industry Classification Standard (GICS) Subcode 4520 (Technology Hardware and Equipment) developed by Standard & Poor’s Financial Services LLC and MSCI Inc. as our industry group.

Consideration of Prior Year Say-on-Pay Vote

At our 2018 annual meeting of shareholders, approximately 78% of the votes cast on the annual say-on-pay vote were voted in favor of the proposal. This was a significant decrease from the 2017 annual meeting of shareholders, at which approximately 99% of the votes cast were voted in favor of the say-on-pay proposal. During 2018, before our annual meeting of shareholders, our management team discussed our executive compensation programs, policies and practices with certain of our shareholders. As a result of the lower say-on-pay approval level in 2018, and based on the discussions management had with those shareholders during 2018, the Compensation Committee decided to undertake a comprehensive review of our executive compensation programs, policies and practices, including engaging its independent compensation consultant, Compensia, Inc. (“Compensia”), to assist in the review of our 2018 say-on-pay voting results, shareholder outreach considerations and recommendations for the 2019 long-term equity incentive award design. As a result of this initiative, the Compensation Committee approved the following significant changes to our executive compensation to more closely align with current best practices, respond to shareholder concerns regarding the pay-for-performance features of our executive compensation programs, and strengthen the pay-for-performance alignment of our executive compensation programs:

Prior Approach	What We Heard	Our Actions
Short-term cash incentives could be earned based on the achievement of established performance metrics; however, the Compensation Committee had discretionary authority to increase (or decrease) the amount earned. The Compensation Committee approved discretionary cash bonuses to be paid to our named executive officers for 2017 even though the performance requirements were not met under our short-term cash incentive plan.
Annual cash bonus awards are not tied to the achievement of established performance metrics.
For 2018, the short-term cash incentive plan had pre-established performance metrics, consisting of sales growth and operating income. In determining the bonuses earned by, and paid to, our named executive officers based on 2018 performance, these performance metrics were strictly adhered to, and no discretionary bonuses were awarded to our named executive officers for 2018.

Our long-term incentive compensation in recent years consisted of a mix of stock options and restricted stock units, both subject to only time-based vesting.	Long-term incentive compensation is not tied to objective performance metrics.
For 2019, the Compensation Committee redesigned the long-term equity incentive awards granted to our named executive officers to eliminate the use of stock options and introduce performance-based restricted stock units.

The Compensation Committee adjusted the mix and vesting of the equity awards granted to our named executive officers in 2019 as follows: (1) 50% of the value of the equity awards was in the form of performance-based restricted stock units, which vest at the end of three years based on the satisfaction of pre-established goals related to our total shareholder return (“TSR”) compared to the TSR of the companies in the Russell 2000 Growth Index; and (2) 50% of the value of the equity awards was in the form of time-based restricted stock units that vest in equal installments over three years

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of our executive compensation program with the interests of the Company and our shareholders. Our management team will continue to meet with shareholders to discuss topics of interest to our shareholders, including executive compensation matters.
When determining how often to hold our advisory votes on executive compensation, our Board took into account the strong preference for an annual vote expressed by our shareholders at our 2017 annual meeting of shareholders. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of shareholder votes on the compensation of our named executive officers, which will be conducted at our 2023 annual meeting of shareholders.
CEO Pay and Company Performance Alignment
Dr. Raab’s compensation in 2018 for his role as President and CEO, as well as Chairman of the Board, consisted primarily of base salary of $775,000 and target short-term cash incentives of $775,000, or total target cash compensation of $1,550,000, as well as stock options with a grant date fair value of $1,837,110. Based on our financial performance for 2018, Dr. Raab received a cash bonus of $89,100, representing a payout equal to 11.50% of his target award opportunity under our short-term incentive plan, as adjusted for his individual performance factor. Accordingly, Dr. Raab’s total cash compensation received during 2018 for his service as President and CEO was equal to $864,100. In addition, the stock options granted to Dr. Raab in 2018 had an exercise price of $61.30, which was the closing price of our common stock on the grant date. As of December 31, 2018, these stock options were all “out-of-the-money,” and therefore had no intrinsic value, as our closing price of $40.64 on December 31, 2018 was below the exercise price of the stock options.

Executive Compensation Objectives and Philosophy
The Compensation Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of our shareholders. The Compensation Committee strives to provide total compensation to the President and CEO, the other named executive officers and all other employees at the Vice President level and above that is fair, reasonable and achieves the objective described above. Our executive compensation program includes a significant performance-based component in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives, which in 2018 took the form of stock options for Dr. Raab and a combination of stock options and restricted stock units (“RSUs”) for the other NEOs. In 2019, the equity awards granted to our named executive officers consist of performance-based RSUs (instead of stock options) and time-based RSUs.
The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. For more information regarding the Compensation Committee’s duties and responsibilities, see pages 13 through 15 of this Proxy Statement.
Compensation Governance Highlights
The Compensation Committee and Company management are mindful of evolving practices in executive compensation and corporate governance. In response, we have adopted the following policies and practices:

•	In 2019, the long-term incentive equity awards granted to our named executive officers were modified to introduce a performance-based equity component and eliminate stock options.

•	We do not offer newly hired executives any “single-trigger” change-in-control cash severance features similar to a lump sum cash payment payable upon the occurrence of a change in control.

•	The Amended and Restated Change in Control Severance Policy does not provide an excise tax gross-up.

•	The 2014 Incentive Plan prohibits cash buyouts of stock options.

•	We maintain a compensation clawback policy, as further described on page 39 of this Compensation Discussion and Analysis.

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We have a stock ownership policy for our non-employee directors and executive officers, as further described on pages 19 and 39 of this Proxy Statement, respectively. Among other things, this policy provides that our President and CEO must hold at least six times his base salary in Company common stock, our other executives must hold at least two times their respective base salaries in Company stock, and our non-employee directors must own Company stock with a value of at least $300,000.

•	Our Company policy prohibits hedging and pledging of Company securities by our directors and executive officers.

•	The Compensation Committee has determined that the work of its current compensation consultant, Compensia, has not raised any conflicts of interest.
The Compensation Committee has retained compensation consultants from time to time, including for formal executive and director compensation studies in 2010, 2012 and 2015 and a formal executive compensation study in 2018. Such consultants are frequently consulted during the year on various matters and annually to informally update the Compensation Committee on matters that are relevant to the matters delegated to the committee under its charter.
Executive Compensation Components
The primary components of compensation for the named executive officers in 2018 were base salary, short-term annual cash incentives, and long-term equity incentives.
Base Salary
When setting base salaries, the Compensation Committee considers our overall financial performance and outlook, the compensation levels of comparable positions within our peer group, and each executive’s experience, expertise, level of responsibility, seniority, leadership qualities, professional advancement, individual accomplishment, and other significant contributions to our success. When setting the salaries for the executive officers other than the President and CEO, the Compensation Committee also considers the President and CEO’s recommendations and the prior performance review conducted by the President and CEO. In 2018, the Compensation Committee approved changes to the base salaries of certain of our named executive officers to the following levels:

Name	2018 Base Salary	% Increase (Decrease) from 2017
Dr. Raab	$775,000	3.3%
Mr. Seidel	$334,000	26.0%	(1)
Ms. Hall	$420,000	5.0%
Mr. Gale	$362,000	3.1%
Ms. Tyrrell	$281,000	12.4%
Mr. Arezone	$263,280	(32.5)%	(2)

(1)
Effective upon his promotion as our Chief Financial Officer in December 2016, Mr. Seidel’s base salary was set at $265,000 by the Compensation Committee. In February 2018, after evaluating Mr. Seidel’s performance as our Chief Financial Officer and reviewing and evaluating a competitive review of our executive compensation program and advice received from its executive compensation consultant, Compensia, the Compensation Committee approved an increase of Mr. Seidel’s base salary to $334,000.

(2)	Mr. Arezone’s base salary was decreased effective March 2018 due to his change in position from Chief Commercial Officer to Senior Vice President, Corporate Strategy & Initiatives.

Short-Term Incentives
Our short-term incentives provide management employees, including our named executive officers, the opportunity for additional cash compensation based on achievement of Company financial performance goals, other operational objectives and individual goals. These goals are established at the beginning of the year by the Compensation Committee with input from management. These metrics are designed to align the interests of the executives with our shareholders and require the Company and each individual executive to perform satisfactorily to achieve the target incentive amount.
Annual short-term cash incentive opportunities are expressed as a percentage of each participant’s base salary. The target award opportunity for Dr. Raab in 2018 was equal to 100% of his base salary. The target award opportunity for Ms. Hall in 2018 remained at 50% of her base salary, and the target award opportunities for Messrs. Gale and Seidel and Ms. Tyrrell in 2018 remained at 40% of their respective base salary, each of which was consistent with 2017. Mr. Arezone’s target award opportunity decreased to 30% of his base salary for 2018 from 50% of his base salary in 2017 in connection with his role change from Chief Commercial Officer to Senior Vice President, Corporate Strategy & Initiatives.
The Compensation Committee retains the discretion to adjust the annual incentives upward or downward on a subjective basis to ensure an equitable result. The Compensation Committee did not exercise its discretion to adjust the annual incentives upward or downward for 2018.
Company Financial Performance. In 2018, 100% of the short-term incentive opportunities for each of our named executive officers were based on achievement of Company-wide financial performance goals. For each of the named executive officers, the Compensation Committee selected the following Company-wide performance objectives for 2018: sales growth (weighted 50%) and operating income (weighted 50%). In 2016, we reorganized our business to align our sales, marketing and product management to specific vertical markets and better redefine our end market applications and modernize our sales process to improve the efficiency of our sales organization, accelerate and maintain a consistent schedule to new product introductions and harmonize our global functions to improve efficiencies. Sales growth and operating income are key indicators of our financial performance and used to evaluate the success of our reorganization initiatives and to focus our named executive officers on growing the business. Additionally, operating income focuses our named executive officers on margin expansion, operating efficiencies and profitability and was used as a Company-wide performance objective for 2018 because the Compensation Committee determined that it was more reflective of the contributions that our executive officers made during 2018, as operating income is less impacted by external factors that are outside the control of our executive officers, as compared to net income, which was used in 2017.
Short-term cash incentives could be earned if we achieved or exceeded the threshold level of performance for either or both of the performance metrics. To satisfactorily balance the aggregate short-term incentive amounts in relation to operating income, the amount of the aggregate short-term cash incentives that could be earned by all participants was capped at 15% of our operating income, excluding short-term incentive awards, in 2018. The Compensation Committee reviewed and approved the financial performance targets, each of which is set forth below, in conjunction with the Board’s approval of the annual budget ($ in millions):

	Threshold	Target	Maximum	Actual
Sales growth	6.6%	18.4%	30.3%	11.8%
Operating Income	$19.5	$24.4	$29.3	$5.7

If we had achieved the threshold level of performance for each of the performance metrics set forth above in 2018, payouts would equal 50% of the target award opportunity for each named executive officer. If we had achieved or exceeded the maximum level of performance for each of the performance metrics set forth above in 2018, payouts would equal 200% of the target award opportunity for each named executive officer.
Individual Performance Factor. An individual performance factor adjusts the award amount calculated based on the Company-wide financial performance measures described above upward or downward as a multiplier, which is normalized at 1.0, based on individual performance. Rather than a strictly arithmetical calculation, the Compensation Committee determines the individual performance factor based upon the achievement of individual objectives, performance against operational metrics assigned to the executive for each quarter in the prior year as well as for the full prior year and overall contribution for the year, without ascribing specific percentages to each category.
The operational metrics are set by the Compensation Committee with input from the Operational Audit Committee and are designed to focus on improving both our short-term and long-term operating performance. Metrics such as failure rates, manufacturing efficiencies, service turnaround, and inventory turns are used as indicators of our overall strength and performance.
The Compensation Committee sets the President and CEO’s individual strategic objectives and related weights and, together with the President and CEO, the individual strategic objectives and related weights for each of the other named executive officers on an annual basis. These criteria incorporate elements of individual performance and are intended to reflect the contributions made by the named executive officer toward our overall objectives for the year and the named executive officer’s individual responsibilities. The Compensation Committee determined the individual performance factor for Messrs. Gale and Seidel and Dr. Raab was 1.0 and for Mses. Hall and Tyrrell was 1.1 due to their achievement of individual objectives, performance against operational metrics assigned to them for each quarter in the prior year as well as for the full prior year and overall contribution for the year.
Aggregate Performance Results. We exceeded the minimum payout threshold for our sales growth performance but did not meet the minimum payout threshold for our operating income performance. The sales growth percentage was approximately 64% of the target sales growth goal, which exceeded the 50% payout threshold, and would have resulted in a cash bonus amount equal to approximately 33% of such executive’s short-term incentive award target, as further adjusted by their individual performance factor. However, the Company-wide short-term incentive awards were reduced so that they did not exceed 15% of our operating income in 2018 in the aggregate. As a result, the short-term incentive award earned by each named executive officer was adjusted downward to 11.5% of such executive’s short-term incentive award target, as further adjusted by their individual performance factor.
Cash bonuses awarded to Dr. Raab, Messrs. Seidel and Gale and Mses. Hall and Tyrrell for 2018 performance were as follows:

Name	2018 Target Award	2018 Short-Term Incentive Payout	Actual Short-Term Incentive Payout as % of Target Award
Dr. Raab	$775,000	$89,100	11.50%
Mr. Seidel	$133,600	$15,364	11.50%
Ms. Hall	$210,000	$26,565	12.65%
Mr. Gale	$144,800	$16,652	11.50%
Ms. Tyrrell	$112,400	$14,219	12.65%
Due to Mr. Arezone’s separation from the Company effective November 30, 2018, he was not awarded a cash bonus for 2018.

Long-Term Incentives
In 2019, taking into account the advice of its compensation consultant, Compensia, that a mix of performance-based and time-based equity awards is a competitive market practice within our peer group, and also considering the lower say-on-pay approval level in 2018 and the discussions our management had with certain shareholders during 2018, the Compensation Committee redesigned the long-term equity incentive awards granted to our named executive officers to eliminate the use of stock options and introduce performance-based RSUs. The Compensation Committee adjusted the mix and vesting of equity awards granted to our named executive officers in 2019 as follows: (1) 50% of the value of the equity awards was in the form of performance-based RSUs, which vest at the end of three years based on the satisfaction of pre-established goals related to our total shareholder return (“TSR”) compared to the TSR of the companies in the Russell 2000 Growth Index; and (2) 50% of the value of the equity awards was in the form of time-based RSUs that vest in equal installments over three years.
In 2018, our compensation program incorporated stock options and RSUs to attract, retain, engage and focus key employees for the long term, including the realization of financial objectives. We maintain two equity incentive plans—the 2009 Equity Incentive Plan (the “2009 Equity Plan”), and the 2014 Incentive Plan. Grants to executives of equity incentive compensation are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of our shareholders. The Compensation Committee historically granted a mix of stock options and RSUs to the named executive officers. Stock options are intended to align executive incentives with those of our shareholders and hold executives accountable for generating shareholder return because they gain value only if our stock price increases. RSUs provide a share-efficient means for retaining top talent and promoting a long-term share owner perspective. The long-term equity incentive awards granted in 2018 to Messrs. Arezone, Gale and Seidel and Mses. Hall and Tyrrell were a combination of stock options and RSUs, in a ratio of 75% and 25%, respectively.
Consistent with our entrepreneurial philosophy, the Compensation Committee and Dr. Raab believed that it was important that the majority, if not all, of Dr. Raab’s long-term equity incentive awards be at risk, so that his long-term goals were directly aligned with the interests of our shareholders. Accordingly, all of Dr. Raab’s long-term equity incentive awards for his service as President and CEO were issued in the form of stock options in 2018.
2018 Annual Grant Guidelines. The Compensation Committee reviews and approves the grant of stock options and RSUs to the named executive officers in amounts appropriate for an individual’s level of responsibility, ability to affect the achievement of overall corporate goals, individual performance, tenure, and potential. The Compensation Committee considers the recommendation of the President and CEO in determining the equity awards granted to the other named executive officers. The Compensation Committee also reviews and considers all prior outstanding equity awards in order to assess the performance and retention incentive strength of these awards. The Compensation Committee intends the grant date fair value of the equity incentive awards to approximate the median of our peer group, with adjustments as necessary to suit the individual executive.
For the 2018 annual long-term equity incentive award grants, in order to determine the number of shares subject to each award, the Compensation Committee established the long-term equity incentive award value for each executive by setting a target percentage of each executive’s base salary. The resulting dollar value was then multiplied by an individual performance factor normalized at 1.0, as described below, and the result was converted into a number of stock options and RSUs, or stock options in the case of Dr. Raab. The number of stock options granted was determined using the Black-Scholes valuation model. The number of RSUs granted was based on the stock price on the date of determination.
Individual Performance Factor. An individual performance factor adjusts the award value described above upward or downward as a multiplier based on individual performance. Rather than a strictly arithmetical calculation, the Compensation Committee determines the individual performance factor based upon the achievement of individual objectives, performance against operational metrics assigned to the executive for each quarter in the prior year as well as for the full prior year and overall contribution for the year, without ascribing specific percentages to each category.
The operational metrics are set by the Compensation Committee with input from the Operational Audit Committee and are designed to focus on improving both our short-term and long-term operating performance. Metrics such as failure rates, manufacturing efficiencies, service turnaround, and inventory turns are used as indicators of our overall strength and performance.
The Compensation Committee sets the individual strategic objectives and related weights for the President and CEO. The Compensation Committee, in consultation with the President and CEO, sets the individual strategic objectives and related weights for each of the other named executive officers. These criteria incorporate elements of individual performance and are intended to reflect the contributions made by the named executive officer toward our overall objectives for the year and the named executive officer’s individual responsibilities.

Grant Policy. Beginning in 2008, the Compensation Committee established a policy to (i) grant stock options and other equity incentives for current employees annually on the later to occur of (a) the date the award is approved and (b) the second business day following the filing of our Annual Report on Form 10-K, which usually occurs in late February or early March of each year, and (ii) grant stock options and other equity incentives for newly hired individuals on the date of hire. The annual grant of stock options and other equity incentive awards is made without regard to the timing of the release of any other material information that may not be contained in the annual earnings release, as well as without regard to whether possible positive or negative information is contained in the annual earnings release.
2018 Annual Grants. The Compensation Committee established the following target long-term equity award values for the 2018 grants for Dr. Raab, Messrs. Arezone, Gale and Seidel and Mses. Hall and Tyrrell, expressed as a target percentage of base salary: 200% for Dr. Raab, 100% for Ms. Hall, and 75% for Messrs. Arezone, Gale and Seidel and Ms. Tyrrell. The Compensation Committee then applied individual performance factors for each executive based upon their 2017 performance and retention considerations. The exercise price of all stock options is based on the closing price of our common stock on the date of grant. Options granted in 2018 to executives as part of the annual equity grant program are earned and vest in three annual installments, provided that the grantee is employed by us on the vesting date. RSUs granted in 2018 to executives as part of the annual equity grant program are earned and vest following the third anniversary of the grant date, provided that the grantee is employed by us on the vesting date.
The following RSUs and stock options were granted in relation to the 2018 annual equity grant:

Name	Grant Date	RSUs		Stock Options
Dr. Raab	3/20/2018	—		78,403
Mr. Seidel	3/20/2018	1,090		8,563
Ms. Hall	3/20/2018	2,027		15,917
Mr. Gale	3/20/2018	1,198		9,412
Ms. Tyrrell	3/20/2018	924	924	7,260
Mr. Arezone	3/20/2018	932		7,320
Retirement of Dr. Raab and Compensation Arrangements with Mr. Burger
Pursuant to the letter agreement we entered into with Dr. Raab on January 9, 2019, as an incentive to retain his services through the transition period until his successor commences his service as our President and CEO, Dr. Raab’s base salary of $775,000 will continue until his retirement date. He will also be eligible to participate in our short-term incentive plan for 2019, with a target payout of 100% of his base salary. The payout to Dr. Raab under our short-term incentive plan could range from 0% to 200% of his base salary depending upon our achievement of our 2019 financial targets. In addition, in lieu of an annual grant of stock options and in consideration for Dr. Raab’s commitment to provide transition assistance to his successor for a period of six months following his retirement date, on January 9, 2019, Dr. Raab received a grant of 24,606 RSUs, which will vest six months following his retirement date. In addition, all of Dr. Raab’s outstanding unvested stock options will fully vest as of his retirement date, and he will be permitted to exercise such options over the full term of each option grant.
On April 5, 2019, we entered into an Employment Agreement with Mr. Burger (the “Employment Agreement”), which is effective as of June 17, 2019. In accordance with the terms of the Employment Agreement, Mr. Burger’s initial compensation for his service as our President and CEO will consist of the following:

•	Base salary - An annual base salary of $700,000.

•
Transition to short-term incentive plan - Because Mr. Burger will not be eligible to participate in our short-term incentive plan for 2019, he will be eligible to receive a target bonus of 100% of his base salary, pro-rated for the number of days he is employed by the Company during 2019, provided that he remains employed by the Company on December 31, 2019 and conditioned upon his achievement of certain performance goals established by the Compensation Committee and accepted in writing by Mr. Burger on April 5, 2019.

•	Short-term incentive plan - Mr. Burger will be eligible to participate in our short-term incentive plan beginning in 2020, with a target payout of at least 100% of his base salary.

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Long-term incentive plan - Mr. Burger will be eligible to receive annual equity grants under our long-term incentive plan beginning in 2020, with a target value of at least $2 million. Such grants are expected to be awarded in a combination of performance-based RSUs and time-based RSUs, in ratio of 50% and 50%, respectively.

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Sign-on equity grant - Mr. Burger will be granted a one-time sign-on RSU award on June 17, 2019 with a target value of $3 million. This equity grant will be comprised of a combination of performance-based RSUs and time-based RSUs, in a ratio of 50% and 50%, respectively. One-third of the time-based RSUs will vest on each of the first, second and third anniversaries of the grant date. The performance-based RSUs will be earned based on how our total shareholder return, or TSR, compares to the TSR of the Russell 2000 Growth Index during the performance period from June 17, 2019 to June 17, 2022 (the “Relative TSR”). Up to 200% of the target number of performance-based RSUs granted to Mr. Burger may be earned based on our Relative TSR during the performance period.

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Signing bonus - Mr. Burger will receive a one-time signing bonus equal to $500,000 payable in a lump sum in cash within 30 days following June 17, 2019. Mr. Burger will be required to repay the signing bonus if, prior to June 17, 2021: (i) he voluntarily terminates his employment with us other than for “good reason” (as defined in the Employment Agreement), (ii) the Employment Agreement expires as a result of his election not to renew the annual term of the Employment Agreement, or (iii) his employment is terminated by us for “cause” (as defined in the Employment Agreement).

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Relocation expenses - Mr. Burger is entitled to receive reimbursement for the reasonable expenses he incurs in relocating to our headquarters location in Lake Mary, Florida. He will also be entitled to receive reimbursement for the reasonable expenses he incurs in returning to the U.S. West Coast if he is terminated by us without cause or we elect not to renew the annual term of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Burger will be a participant in our Amended and Restated Change in Control Severance Policy (the “Policy”), as described below under “—Employment Agreements and Change in Control Severance Policy,” with the additional provision that if the target amount of Mr. Burger’s annual cash bonus for the year in which a qualifying termination (as defined in the Policy) takes place is greater than the aggregate of (i) the bonus amount (as defined in the Policy) and (ii) the pro-rated bonus amount provided for in the Policy, then he will receive such target amount in lieu of the bonus amounts described in clauses (i) and (ii) above. In addition, if during the period of time beginning with a change in control (as defined in the Policy) and ending 12 months following such change in control, we terminate Mr. Burger’s employment other than for cause or his employment terminates due to his resignation for good reason, as of the date of such termination, (a) any outstanding and unvested stock options held by him will become fully exercisable, (b) any outstanding time-based equity awards held by him will become fully vested and payable and (c) any outstanding performance-based equity awards will become fully vested and payable at the greater of actual performance or target.
In addition, pursuant to the Employment Agreement, in the event Mr. Burger’s employment is terminated by us other than for “cause” or “disability”, if we elect not to renew the annual term of the Employment Agreement or if Mr. Burger terminates his employment for “good reason” (as such terms are defined in the Employment Agreement), Mr. Burger will be entitled to receive:

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cash severance equal to the sum of (i) his annual base salary plus (ii) an amount equal to his target bonus for the annual performance period during which the date of termination occurs, pro-rated for the duration of the year that Mr. Burger was employed by us, payable in a lump sum cash payment within 90 days following the date of termination (provided that he has executed and not revoked a general release of claims and covenant not to sue in favor of us and complies with certain non-competition restrictions);

•	accelerated vesting of any outstanding and unvested stock options and time-based equity awards;

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accelerated vesting of the target number of performance-based equity awards (other than stock options), pro-rated to reflect the portion of the performance period that had passed prior to Mr. Burger’s date of termination; and

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if Mr. Burger elects to continue coverage under our group health plans, reimbursement, on an after-tax basis, for the amount by which the premium for such coverage exceeds the amount paid by us for such coverage for similarly situated Company executives for a period of up to 12 months.

Role of the Compensation Consultant
The Compensation Committee has the authority to retain consultants and to obtain advice and assistance from other external legal, accounting or other advisors, at our expense. The Compensation Committee engaged Compensia as its compensation consultant with respect to 2018 board and executive compensation. In this role, the designated compensation consultant reports to and is instructed by the Compensation Committee. Compensia provides no other services to the Company. The Compensation Committee has the sole authority to approve the fees and other terms and conditions of any engagement with its independent advisor. The Compensation Committee annually considers the independence of its designated compensation consultant relative to the six factors prescribed by the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market (“Nasdaq”), and has concluded that the work of Compensia as the Compensation Committee’s compensation consultant does not raise any conflict of interest.
During 2018, Compensia’s services to the Compensation Committee were primarily with respect to consultations regarding, among other matters, (i) updated market data and compensation trends generally; (ii) specific updated market data regarding compensation for each of our executive officer roles; and (iii) a high-level evaluation of our executive compensation program relative to best practices.
In the years when a full competitive review of our compensation programs is not done, the Compensation Committee retains the compensation consultant to informally update the Compensation Committee on matters that have been delegated to the Compensation Committee under its charter.
Role of the Executive Officers in Compensation Decisions
Executive officers play a role in the administration, oversight, and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for those employees who report directly to him or her, which may include other executive officers. Throughout the year, each executive officer reviews the performance of the employees who report directly to him or her and evaluates those employees against their performance goals. In addition, we conduct a comprehensive performance and compensation review annually in the first quarter of each year across all levels of the organization, which includes a final performance review by each executive for each employee who reports directly to him or her. Following those reviews, the executive officers recommend to the President and CEO any equity and non-equity awards, based upon the performance of those employees for the prior year and annual compensation adjustments for the current year.
The President and CEO similarly reviews and evaluates, on both an annual and mid-year basis, the employees who report directly to him, including the other named executive officers. The President and CEO also reviews and evaluates the recommendations made with respect to other executive officers and recommends any modifications that he deems appropriate. The President and CEO reviews his overall findings with the Compensation Committee, including his review of the employees who report directly to him, and then recommends to the Compensation Committee equity and non-equity awards and annual compensation adjustments for all executive officers, other than himself.
Review of Peer Group Practices
The Compensation Committee reviews and analyzes the executive compensation program to determine whether it provides reasonable compensation at appropriate levels and remains competitive and effective. The Compensation Committee periodically engages an independent compensation consultant to provide competitive market data to assist in this process and to update and advise the Compensation Committee on various executive compensation matters. The most recent comprehensive competitive market study conducted by Compensia was completed in the fourth quarter of 2017 and updated information was provided during 2018, including a summary study for purposes of assisting the Compensation Committee in making its 2018 compensation decisions.

With respect to making its 2018 compensation decisions, the following companies were selected by the Compensation Committee as our peer group:

Company	Ticker	Industry Description
Bel Fuse Inc.	BELFB	Electronic Components
Cohu, Inc.	COHU	Semiconductor Equipment
Control4 Corporation	CTRL	Electronic Equipment and Instruments
CTS Corporation	CTS	Electronic Components
Daktronics, Inc.	DAKT	Electronic Equipment and Instruments
Electro Scientific Industries, Inc.*	ESIO	Electronic Equipment and Instruments
FormFactor, Inc.	FORM	Semiconductor Equipment
II-VI Incorporated	IIVI	Electronic Components
Nanometrics Incorporated	NANO	Semiconductor Equipment
Novanta Inc.	NOVT	Electronic Equipment and Instruments
Photronics, Inc.	PLAB	Semiconductor Equipment
Rudolph Technologies, Inc.	RTEC	Semiconductor Equipment
Veeco Instruments Inc.	VECO	Semiconductor Equipment
Vishay Precision Group, Inc.	VPG	Electronic Equipment and Instruments
Xcerra Corporation	XCRA	Semiconductor Equipment
Xperi Corporation	XPER	Semiconductor Equipment
* This company was acquired subsequent to its selection to our peer group. While it was included in the review for purposes of setting 2018 compensation, it is not included in the TSR chart on page 28 of this Proxy Statement.
These companies were selected based on a variety of criteria, with a focus on being reasonably comparable to the Company in terms of industry focus, global operational scope, revenue size, and market value.
When setting compensation levels, the Compensation Committee reviews and considers the competitive market information obtained from these studies and intends for total direct compensation (base salary, annual incentive awards and the grant date fair value of long-term equity awards) to approximate the median of the peer group. The peer group data, however, is not determinative of the executives’ compensation; instead, the Compensation Committee uses the peer group data as one of many inputs in its deliberations, which also include discussions of economic and industry conditions, current and anticipated Company performance, individual executive performance and potential performance, and internal pay equity. In considering these and other factors, the Compensation Committee does not seek to specifically weight each factor but rather considers them in the aggregate and exercises judgment.
Employment Agreements and Change in Control Severance Policy
Employment Agreements. We have entered into employment agreements with Messrs. Seidel and Gale and Ms. Hall that provide for severance benefits. We also entered into an employment agreement with Mr. Arezone that provided for severance benefits. The employment agreement we entered into with Mr. Burger on April 5, 2019, which is effective as of June 17, 2019, provides for severance benefits. As described in greater detail under “Potential Payments Upon Termination or Change in Control” on page 46 of this Proxy Statement, and for Mr. Burger above under “Retirement of Dr. Raab and Compensation Arrangements with Mr. Burger,” pursuant to the employment agreements, Messrs. Seidel and Gale and Ms. Hall are, Mr. Arezone was, and Mr. Burger will be, entitled to severance benefits in the event of the executive’s termination by us other than for cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or resignation by the executive officer for good reason. Severance protection plays an important role in attracting, motivating and retaining highly talented executives.
Amended and Restated Change in Control Severance Policy. During 2018, Messrs. Seidel and Gale and Ms. Hall were covered by our Change in Control Severance Policy, which was amended and restated in April 2015 (the “Amended and Restated Change in Control Severance Policy”) and entitles certain employees to severance benefits in the event their employment with us is terminated without cause or for good reason within twelve months following a change in control. Upon his commencement of service as our President and CEO, Mr. Burger will be covered by our Amended and Restated Change in Control Severance Policy, with the additional provision set forth in his employment agreement, as described above under “Retirement of Dr. Raab and Compensation Arrangements with Mr. Burger.” The Compensation Committee believes that this “double trigger” provides appropriate protections to officer-level employees and encourages retention in situations that may result in the loss of their jobs. The change in control benefits are intended to retain the executives during the time of an actual or threatened change in control and ensure that executives are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests.

Executive Severance Plan. On February 14, 2019, the Board adopted the FARO Technologies, Inc. Executive Severance Plan (the “Executive Severance Plan”), which provides eligible employees at the senior vice president level or above who are not otherwise covered by an individual employment agreement that provides severance benefits with benefits in the event they are involuntarily terminated by us other than for cause or as a result of his or her death or disability. This plan was adopted to formalize severance benefits for those eligible employees. Dr. Raab and Ms. Tyrrell are participants in the Executive Severance Plan.
Transition Agreement with Mr. Arezone. Effective as of March 5, 2018, Mr. Arezone stepped down from his role as Chief Commercial Officer due to his desire to relocate to be closer to his family and served as our Senior Vice President, Corporate Strategy & Initiatives from March 5, 2018 until June 5, 2018. In connection with his reduced role, on March 5, 2018, we entered into a letter agreement with Mr. Arezone terminating his employment agreement. Pursuant to the terms of the letter agreement, Mr. Arezone also acknowledged and agreed that effective as of March 5, 2018, he was no longer a participant under our Change in Control Severance Policy. On June 5, 2018, we entered into the Transition Agreement with Mr. Arezone, pursuant to which Mr. Arezone agreed to resign from his officer position and to serve as an at-will employee through November 30, 2018, and we agreed to provide him with certain consideration during the transition period and continued vesting of certain equity awards following the end of the transition period.
For more information on Messrs. Seidel’s and Gale’s and Ms. Hall’s employment agreements, our agreements with Mr. Arezone, the Amended and Restated Change in Control Severance Policy and the Executive Severance Plan, see “Potential Payments Upon Termination or Change in Control” beginning on page 46 of this Proxy Statement.
Policies Regarding Termination and/or Change-in-Control Benefits Payable to New Hires. It is the Compensation Committee’s intention that it will provide change-in-control protection to newly-hired executives in the form of (i) acceleration of vesting for outstanding equity awards, and (ii) severance benefits under the Amended and Restated Change in Control Severance Policy. The Compensation Committee recognizes, however, that in the context of a change-in-control transaction, certain payments, such as retention bonuses, may be advisable. Accordingly, the Compensation Committee retains the discretion to enter into such arrangements in the event of an actual change-in-control transaction.
Executive Benefits and Perquisites
We provide limited perquisites and personal benefits to our named executive officers, including, among other items, relocation and temporary housing expense benefits for newly hired executive officers. We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives.
The named executive officers participate in our Vice President and Above Life Insurance Plan (the “Life Insurance Plan”) and Executive Long-Term and Short-Term Disability Plans. Under the Life Insurance Plan, we pay all required premiums for life insurance on executive officers, which includes the named executive officers, until the executive officer reaches age 65. The named executive officers will also have a life insurance benefit of three (3) times their annual salary up to a maximum benefit of $750,000. After age 65, benefits are reduced as follows:

•	35% reduction after the age of 65;

•	an additional 25% of the original amount at the age of 70; and

•	an additional 15% of the original amount at the age of 75.
Our Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of up to 60% of pre-disability income, with a maximum benefit of $15,000 per month paid up until the age of 65 or longer (depending on when the participant becomes disabled).
The named executive officers also participate in various health and welfare programs generally available to all employees. All employees, including named executive officers, who participate in our 401(k) plan are eligible to receive a 100% match on the first 1% of compensation deferred and a 50% match on each additional dollar of compensation deferred, up to a maximum of 6% of their compensation, not to exceed the maximum allowed by the Internal Revenue Service.

Corporate Tax and Accounting Considerations
Historically, Section 162(m) of the Code generally disallowed a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officer and the three other highest paid executive officers, other than the chief financial officer. Qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. With the passage of the U.S. Tax Cuts and Jobs Act of 2017, Section 162(m) was amended to repeal the performance-based compensation exemption from the deduction limit and to include compensation paid to chief financial officers, effective for taxable years beginning after December 31, 2017. As a result, compensation paid in 2018 and later years to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. The Compensation Committee considers tax deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as necessary to accomplish other compensation program objectives.
Stock Ownership Guidelines
In February 2008, the Compensation Committee adopted stock ownership guidelines to directly align the interests of executive officers with the interests of our shareholders. Under these guidelines, as updated by the Compensation Committee in 2014, the President and CEO is required to own stock having a value equal to six times his annual base salary and the other executive officers are required to own stock having a value equal to two times their annual base salary. The ownership requirement may be satisfied through holdings of (i) equity awards granted by the Company, the values of which are calculated based on the higher of (a) the grant date fair value of the equity awards or (b) the then-current value of the equity awards on the date compliance is determined, and/or (ii) shares of common stock purchased by the executive independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Each executive officer must comply with the minimum ownership requirements within five years after he or she becomes subject to the policy or the executive will be precluded from subsequent sales and transfer of shares and options awarded to the executive under our equity incentive plans. The Compensation Committee periodically reviews the status of each executive’s equity holdings relative to our stock ownership guidelines. Our current executive officers are in compliance with the policy as of March 29, 2019.
Compensation Clawback Policy
In April 2011, the Compensation Committee adopted a clawback policy with respect to the performance-based compensation awarded to our executive officers. The clawback policy requires that, in the event of a restatement of our financial statements that reduces the amount of performance-based compensation an executive officer would have received under the restated results, and if a court determines that an executive officer engaged in fraud or intentional illegal conduct that materially contributed to the need for the restatement, an independent committee of the Board must seek, subject to certain exceptions, to recover from that executive officer the after-tax difference between the performance-based compensation actually awarded to the officer and the amount the officer would have received under the restated financials.
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), all public companies will be required to adopt a formal recoupment policy relating to incentive compensation impacted by restated financial statements, and the recovery of impacted compensation will not be contingent on any person’s misconduct. The SEC has not yet issued final regulations describing the specific requirements for the policy required under the Dodd-Frank Act. If necessary, we will revise our clawback policy in accordance with the new requirements after final regulations are released.
Insider Trading Policy
In 2017, the Governance and Nominating Committee amended our Insider Trading Policy to prohibit hedging and pledging of Company securities by our directors and executive officers. None of our directors or executive officers have any shares that are pledged to third parties.

Compensation Committee Report
The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the President and CEO and approving the compensation structure for the Company’s other executive officers. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2019 Annual Meeting of Shareholders for filing with the SEC, and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 21, 2019.
Compensation Committee:
John E. Caldwell (Chair)
Lynn Brubaker
Stephen R. Cole
John Donofrio
Jeffrey A. Graves, Ph.D.
Yuval Wasserman

Summary Compensation Table
The following table sets forth information concerning compensation paid to or earned by our named executive officers for the years ended December 31, 2018, and, if applicable, December 31, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Simon Raab, Ph.D. (6)	2018	770,673	—	—	1,837,110	89,100	7,038	2,703,921
President and Chief Executive Officer	2017	701,923	190,606	—	1,562,499	—	9,697	2,464,725
	2016	590,000	87,500	149,968	999,992	—	8,866	1,836,326

Robert E. Seidel	2018	322,058	—	66,817	200,645	15,364	11,210	616,094
Chief Financial Officer	2017	258,500	24,380	53,691	161,156	—	10,960	508,687
	2016	195,789	22,575	19,929	59,988	—	6,554	304,835

Kathleen J. Hall	2018	416,539	—	124,255	372,961	26,565	14,845	955,165
Chief Operating Officer	2017	395,192	50,600	114,050	342,173	—	14,598	916,613
	2016	366,865	78,750	105,430	317,279	—	12,300	880,624

Jody S. Gale	2018	360,096	—	73,437	220,538	16,652	8,078	678,801
Senior Vice President, General Counsel and Secretary	2017	351,000	32,292	74,559	223,756	—	7,848	689,455
	2016	339,055	49,140	65,803	198,008	—	7,910	659,916

Katrona Tyrrell	2018	275,635	—	56,641	170,114	14,219	7,053	523,662
Chief People Officer

Joseph Arezone	2018	279,960	—	207,699	642,679	—	132,130	1,262,468
Former Chief Commercial Officer (7)	2017	385,192	44,850	111,182	333,556	—	28,188	902,968
	2016	360,326	76,650	105,430	317,279	—	95,920	955,605

(1)
Salary adjustments, if any, are applied each year in March. Accordingly, the amounts in this column, which represent actual amounts earned in the applicable fiscal year, may differ from the base salary amounts discussed in the Compensation Discussion and Analysis.

(2)
The amounts shown in this column for 2017 represent the discretionary cash bonus awarded to the named executive officers for 2017 and paid in 2018, and for 2016 represent the discretionary cash bonus awarded to the named executive officer for 2016 and paid in 2017.

(3)
Reflects the grant date fair value of stock and option awards granted in the applicable year, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards and RSUs are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2018, included in our Annual Report on Form 10-K filed with the SEC on February 21, 2019.

(4)	The amounts shown in this column reflect the named executive officer’s annual short-term incentive awards earned during the reported year but paid in the following year.

(5)	Includes for 2018:

	Short-Term Disability Premiums ($)	Long-Term Disability Premiums ($)	Life Insurance Premiums ($)	401(k) Match ($)	Tax Equalization Payments ($)	Total ($)
Dr. Raab	684	503	351	5,500	—	7,038
Mr. Seidel	684	361	540	9,625	—	11,210
Ms. Hall	684	396	540	13,225	—	14,845
Mr. Gale	684	379	540	6,475	—	8,078
Ms. Tyrrell	684	329	540	5,500	—	7,053
Mr. Arezone	684	326	540	3,463	126,387	131,400
The amount shown in this column for Mr. Arezone for 2018 also includes COBRA reimbursement of $730 pursuant to his Transition Agreement.

(6)
The amounts shown for Dr. Raab include the following compensation he received for his service as the Chairman of the Board and as a member of the Board of Directors in 2016. In February 2017, after evaluating Dr. Raab’s role as our President and CEO and as a Director and Chairman of the Board, the Compensation Committee approved an increase of Dr. Raab’s base salary to $750,000, while removing his eligibility to receive the director and Chairman cash retainers and equity grants:

2016
Fees Earned or Paid in Cash (reported in the “Salary” column)	$90,000
Stock Awards (annual director restricted stock grants)	149,968
Total Director Compensation	$239,968

(7)
The amounts shown for Mr. Arezone for 2018 in the Stock Awards and Option Awards columns include the $471,171 and $150,567 incremental fair value of the stock options and RSUs, respectively, granted to Mr. Arezone in 2016 and 2017 that were modified in 2018 so they continue to vest in accordance with their respective vesting schedules as if his employment had continued in effect through and including each applicable vesting date pursuant to his Transition Agreement. Additionally, the amounts shown for Mr. Arezone for 2018 in the Stock Awards and Option Awards columns include the grant date fair value of the stock options and RSUs granted to Mr. Arezone in 2018 that were forfeited upon his termination in November 2018.

Chief Executive Officer Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Raab, our President and CEO:

For 2018, our last completed fiscal year:

▪	the median of the annual total compensation of all employees of our Company (other than our President and CEO) was $54,068; and

▪	the annual total compensation of our President and CEO, as presented in the Summary Compensation Table, was $2,703,921.

Based on this information for 2018, we reasonably estimate that the ratio of our President and CEO’s annual total compensation to the annual total compensation of our median employee was 50:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

The median employee was identified by reviewing the base salary and wages actually paid during 2018 to all of our employees, excluding our President and CEO, who were employed by the Company on December 31, 2018. All of our employees were included, whether employed on a full-time, part-time or seasonal basis. Adjustments were made to annualize the compensation of employees who were not employed by the Company for the entire year.

After identifying the median employee based on base salary and wages, we then determined that median employee’s 2018 annual total compensation, including any perquisites and other benefits, using the same methodology used to determine the annual total compensation of our President and CEO for purposes of the Summary Compensation Table. The total compensation of our median employee was determined to be $54,068. This total compensation amount for our median employee was then compared to the total compensation of our President and CEO, disclosed above in the Summary Compensation Table, of $2,703,921. The elements included in the President and CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

2018 Grants of Plan-Based Awards
The following table summarizes grants of plan-based awards made to each of the named executive officers during 2018:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares or Units of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)

		Threshold ($)	Target ($)	Maximum ($)

Dr. Raab	—	193,750	775,000	1,550,000	—	—	—	—
	3/20/2018	—	—	—	—	78,403	61.30	1,837,110
Mr. Seidel	—	33,400	133,600	267,200	—	—	—	—
	3/20/2018	0	—	—	1,090	—	—	66,817
	3/20/2018	0	—	—	—	8,563	61.30	200,645
Ms. Hall	—	52,500	210,000	420,000	—	—	—	—
	3/20/2018	0	—	—	2,027	—	—	124,255
	3/20/2018	0	—	—	—	15,917	61.30	372,961
Mr. Gale	—	36,200	144,800	289,600	—	—	—	—
	3/20/2018	0	—	—	1,198	—	—	73,437
	3/20/2018	0	—	—	—	9,412	61.30	220,538
Ms. Tyrrell	—	28,100	112,400	224,800	—	—	—	—
	3/20/2018	0	—	—	924	—	—	56,641
	3/20/2018	0	—	—	—	7,260	61.30	170,114
Mr. Arezone	—	19,746	78,984	157,968	—	—	—	—
	3/20/2018	0	—	—	932	—	—	57,132
	3/20/2018	0	—	—	—	7,320	61.30	171,508

(1)
Reflects possible payout opportunities under our short-term cash incentive award program. Additional information about our short-term cash incentive award program is included in the Compensation Discussion and Analysis under “Executive Compensation Components—Short-Term Incentives.” Under Mr. Arezone’s Transition Agreement, he was not eligible to receive a short-term incentive payout for 2018.

(2)	For named executive officers other than Dr. Raab, reflects time-based RSUs granted under the 2014 Incentive Plan, as described in the Compensation Discussion and Analysis.

(3)	Reflects time-based stock options granted under the 2014 Incentive Plan, as described in the Compensation Discussion and Analysis.

(4)
Determined pursuant to FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards and RSUs are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2018, included in our Annual Report on Form 10-K filed with the SEC on February 21, 2019.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Dr. Raab	37,908	—		29.98	12/4/2022	—		—
	69,475	—		39.05	12/7/2023	—		—
	36,083	72,168	(2)	34.55	3/3/2024	—		—
	—	78,403	(3)	61.30	3/20/2025	—		—
Mr. Seidel	2,000	—		43.33	5/12/2021	—		—
	3,000	—		59.97	2/27/2022	—		—
	3,231	1,616	(4)	33.05	3/2/2023	—		—
	3,721	7,444	(2)	34.55	3/3/2024	—		—
	—	8,563	(3)	61.30	3/20/2025	—		—
	—	—		—	—	1,554	(5)	63,155
	—	—		—	—	1,090	(6)	44,298
Ms. Hall	3,552	—		57.54	2/28/2021	—		—
	4,610	—		59.97	2/27/2022	—		—
	—	8,546	(4)	33.05	3/2/2023	—		—
	6,928	15,804	(2)	34.55	3/3/2024	—		—
	—	15,917	(3)	61.30	3/20/2025	—		—
	—	—		—	—	3,190	(7)	129,642
	—	—		—	—	3,301	(5)	134,153
	—	—		—	—	2,027	(6)	82,377
Mr. Gale	2	—		59.97	2/27/2022	—		—
	—	5,333	(4)	33.05	3/2/2023	—		—
	—	10,335	(2)	34.55	3/3/2024	—		—
	—	9,412	(3)	61.30	3/20/2025	—		—
	—	—		—	—	1,991	(7)	80,914
	—	—		—	—	2,158	(5)	87,701
	—	—		—	—	1,198	(6)	48,687
Ms. Tyrrell	—	6,495	(2)	34.55	3/3/2024	—		—
	—	7,260	(3)	61.30	3/20/2025	—		—
	—	—		—	—	1,356	(5)	55,108
	—	—		—	—	924	(6)	37,551
Mr. Arezone	—	8,546	(4)	33.05	3/2/2023	—		—
	—	15,407	(2)	34.55	3/3/2024	—		—
	—	—		—	—	3,190	(7)	129,642
	—	—		—	—	3,218	(5)	130,780

(1)	Based on the closing price of our common stock of $40.64 on December 31, 2018, the last trading day of the most recently completed fiscal year, as reported on Nasdaq.

(2)	The stock options vest in three equal annual installments beginning March 3, 2018.

(3)	The stock options vest in three equal annual installments beginning March 20, 2019.
(4)    The stock options vest in three equal annual installments beginning March 2, 2017.
(5)    The RSUs vest on March 3, 2020, provided that the executive is employed by the Company on the vesting date.

(6)    The RSUs vest on March 20, 2021, provided that the executive is employed by the Company on the vesting date.
(7)    The RSUs vest on March 2, 2019, provided that the executive is employed by the Company on the vesting date.

Option Exercises and Stock Vested in Fiscal Year 2018
This table summarizes amounts received upon the exercise of stock options and vesting of RSUs for the named executive officers during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Dr. Raab	22,092	680,610	—	—
Mr. Seidel	—	—	—	—
Ms. Hall	44,316	1,389,185	163	9,992
Mr. Gale	32,984	697,317	104	6,375
Ms. Tyrrell	3,247	99,196	—	—
Mr. Arezone	35,863	772,490	—	—

(1)
Value realized represents the number of shares underlying the exercised option multiplied by the difference between the closing price of our common stock on the exercise date and the exercise price of the option.

(2)
Reflects performance-based RSUs granted in 2015 that vested in 2018 based on our performance in 2017. Value realized represents the closing price of our common stock on the vesting date multiplied by the number of shares vested. Upon the vesting of the RSUs, 46 and 26 shares were withheld from Ms. Hall’s and Mr. Gale’s vested RSUs for taxes, respectively.

Potential Payments Upon Termination or Change in Control
Employment Agreements. We entered into an employment agreement with Mr. Seidel on December 21, 2016, an amended and restated employment agreement with Ms. Hall on April 27, 2016 and an amended and restated employment agreement with Mr. Gale on April 27, 2016. Pursuant to these agreements, in the event the executive’s employment is terminated by us other than for Cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or by the executive’s resignation for Good Reason, the executive will be entitled to receive severance equal to his or her annual base salary, payable in approximately equal installments over a 12-month period (provided that he or she has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and the executive’s outstanding and unvested stock options and RSUs will become fully vested as of the date of termination. Upon a change in control, all outstanding unvested equity awards granted to the executive will become fully vested.
As defined in the agreement, “Cause” means: (i) failure to perform substantially the executive’s duties with the Company and/or any affiliate after written demand for substantial performance is delivered to him or her by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contendere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback.
As defined in the agreement, “Good Reason” means: (i) an uncured material breach by the Company of the Company’s obligations to the executive under the agreement, (ii) an ongoing material and substantial diminution in the duties of the executive not consistent with that of an executive with his or her position and duties or (iii) without the executive’s consent, our relocation of his or her principal office more than 50 miles from his current office located in Lake Mary, Florida in the case of Messrs. Seidel and Gale and Exton, Pennsylvania in the case of Ms. Hall.
For a description of Mr. Burger’s employment agreement that we entered into on April 5, 2019, with an effective date of June 17, 2019, see “Executive Compensation—Compensation Discussion and Analysis—Retirement of Dr. Raab and Compensation Arrangements with Mr. Burger.”

Change in Control Severance Policy. As of December 31, 2018, Messrs. Seidel and Gale and Ms. Hall were covered by the Change in Control Severance Policy adopted by the Company on November 7, 2008 and amended and restated on April 9, 2015 (the “Policy”). Pursuant to the terms of the Policy, if, within 12 months following the occurrence of a change in control (as defined in the Policy), the executive’s employment with the Company is terminated without Cause or the executive resigns for Good Reason, the executive is entitled to receive:

•
a lump sum cash payment equal to the sum of (i) his or her highest annual rate of base salary during the 12-month period immediately prior to his or her date of termination, plus (ii) the average of the annual cash bonus earned by him or her during our last three completed fiscal years;

•
if the executive has not received an annual cash bonus for the fiscal year in which his or her employment is terminated, a cash payment equal to a pro-rated portion of the average annual cash bonus earned by him or her during our last three completed fiscal years; and

•	continuation of group medical and life insurance coverage for the executive (and his or her eligible dependents) for 12 months following the date of termination.
As defined in the Policy, “Cause” means: (i) the failure to perform substantially a participant’s duties with the Company and/or any subsidiary (excluding any such failure resulting from the participant’s disability) after written demand for substantial performance is delivered to such participant by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any subsidiary, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any subsidiary, (iv) obstruction or impediment of, or failure to materially cooperate with, an “investigation” (as defined in the Policy), (v) conviction of, or plea of nolo contendere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) being found liable in any SEC or other civil or criminal securities law action, (vii) commission of an act of fraud or embezzlement against the Company or any subsidiary, or (viii) accepting a bribe or kickback.
“Good Reason” means, without the executive’s express written consent, (i) an ongoing material diminution in the participant’s duties or responsibilities that is inconsistent in any material and adverse respect with the participant’s position, duties, or responsibilities with the Company immediately prior to the change in control, excluding a change in duties or responsibilities as a result of the Company no longer being a publicly-traded entity; (ii) a reduction in the participant’s annual base salary as in effect immediately prior to such change in control; (iii) a material reduction in the participant’s cash bonus opportunities in the aggregate under our applicable incentive plan, as in effect immediately prior to such change in control; (iv) relocation of more than fifty (50) miles from the office where the participant is located at the time of the change in control; (v) a material reduction in the benefits (including retirement, Company-paid insurance, sick leave, expense reimbursement and vacation time) in which the participant participated immediately prior to such change in control; or (vi) the failure of an acquiring company to assume the obligations under the Policy.
Mr. Burger will be covered by the Policy upon the commencement of his service as our President and CEO, with the additional provision that if the target amount of Mr. Burger’s annual cash bonus for the year in which a qualifying termination (as defined in the Policy) takes place is greater than the aggregate of (i) the bonus amount (as defined in the Policy) and (ii) the pro-rated bonus amount provided for in the Policy, then he will receive such target amount in lieu of the bonus amounts described in clauses (i) and (ii) above. In addition, if during the period of time beginning with a change in control (as defined in the Policy) and ending 12 months following such change in control, we terminate Mr. Burger’s employment other than for cause or his employment terminates due to his resignation for good reason, as of the date of such termination, (a) any outstanding and unvested stock options held by him will become fully exercisable, (b) any outstanding time-based equity awards held by him will become fully vested and payable and (c) any outstanding performance-based equity awards will become fully vested and payable at the greater of actual performance or target.
Executive Severance Plan. On February 14, 2019, the Board adopted the Executive Severance Plan, which provides eligible employees at the senior vice president level or above who are not otherwise covered by an individual employment agreement that provides severance benefits (each, a “participant”), with benefits in the event they are involuntarily terminated by us other than for cause or as a result of the participant’s death or disability. The Executive Severance Plan does not apply in the event there is a change in control of the Company and the participant collects severance benefits pursuant to a change in control agreement or any other agreement in place between the Company and the participant. Severance benefits include (i) 12 months of the participant’s annual salary, payable in a single lump sum, (ii) up to 12 months of the employer portion of any COBRA premiums incurred for any medical, dental and/or vision insurance a participant elects to continue and (iii) up to 12 months’ use of our employee assistance plan.  Payment of severance benefits is conditioned upon a participant’s execution of a compete release of claims against the Company that has not been revoked during the applicable rescission period. Dr. Raab and Ms. Tyrrell are participants in the Executive Severance Plan.

Transition Agreement with Mr. Arezone. On June 5, 2018, we entered into the Transition Agreement with Mr. Arezone, pursuant to which Mr. Arezone agreed to resign from his officer position and to serve as an at-will employee through November 30, 2018. In accordance with the Transition Agreement, we continued to pay Mr. Arezone his base salary of $263,280 per annum through November 30, 2018, and the stock options and RSUs granted to Mr. Arezone in 2016 and 2017 are continuing to vest following the conclusion of the transition period, in accordance with their respective vesting schedules, as if his employment had continued in effect through and including each applicable vesting date. In addition, with respect to Mr. Arezone’s stock options granted in 2016 and 2017, once vested, such stock options will continue to be exercisable for a period of two years following the conclusion of the transition period, but in no event later than the expiration date of expiration of such stock options. We also agreed to reimburse Mr. Arezone for the monthly COBRA payments that he makes, for a period of up to six months. The Transition Agreement includes non-compete and non-solicit covenants pursuant to which Mr. Arezone has agreed not to compete against or solicit any customer or employee of the Company for a period of two years after the conclusion of the transition period.
Payments in Connection with a Termination of Employment or Upon a Change in Control. The following table presents estimates of the amounts of compensation that would have been payable to the named executive officers, other than Mr. Arezone, upon their termination of employment without Cause, by us providing written notice of the non-extension of the employment period set forth in the named executive officer’s respective employment agreement or resignation for Good Reason, upon their death or disability or upon the occurrence of a change in control regardless of whether they incurred a subsequent termination of employment, as of December 31, 2018. The amounts in the table exclude distributions under our 401(k) retirement plan that are generally available to all salaried employees.

	Termination of Employment without Cause or By Executive for Good Reason (in connection with a Change in Control)($)		Termination of Employment without Cause, By Not Extending the Employment Period or By Executive for Good Reason (not in connection with a Change in Control)($)		Termination upon Death($)		Termination upon Disability ($)		Upon Change in Control without Termination of Employment ($)
Dr. Raab
Cash Payment(s) (5)	—		—		750,000	(3)	142,000	(4)	—
Equity Acceleration (6)	439,503		—		—		—		439,503
Health Benefits (5)(7)	—		—		—		—		—
Total	439,503		—		750,000		142,000		439,503
Mr. Seidel
Cash Payment(s)	375,546	(1)	334,000	(2)	750,000	(3)	142,000	(4)	—
Equity Acceleration (6)	165,052		165,052		—		—		165,052
Health Benefits (7)	6,477		—		—		—		—
Total	547,075		499,052		750,000		142,000		165,052
Ms. Hall
Cash Payment(s)	523,943	(1)	420,000	(2)	750,000	(3)	142,000	(4)	—
Equity Acceleration (6)	507,282		507,282		—		—		507,282
Health Benefits (7)	6,477		—		—		—		—
Total	1,037,702		927,282		750,000		142,000		507,282
Mr. Gale
Cash Payment(s)	427,389	(1)	362,000	(2)	750,000	(3)	142,000	(4)	—
Equity Acceleration (6)	320,720		320,720		—		—		320,720
Health Benefits (7)	16,248		—		—		—		—
Total	764,357		682,720		750,000		142,000		320,720
Ms. Tyrrell
Cash Payment(s) (5)	—		—		750,000	(3)	142,000	(4)	—
Equity Acceleration (6)	132,214		—		—		—		132,214
Health Benefits (5)(7)	—		—		—		—		—
Total	132,214		—		750,000		142,000		132,214

(1)
Reflects an amount equal to (i) the executive’s base salary plus the average of the annual cash bonus earned by the executive during our last three completed fiscal years, payable in a lump sum, plus (ii) if the executive has not received an annual cash bonus for the fiscal year in which the termination occurs, a pro rata share of the average of the annual cash bonus earned by the executive during our last three completed fiscal years payable pursuant to the Policy.

(2)	Reflects for Messrs. Seidel and Gale and Ms. Hall an amount equal to the executive’s base salary, payable in installments over 12 months pursuant to their respective employment agreements.

(3)	Reflects a payment equal to three times the executive’s annual base salary with a maximum of $750,000, pursuant to the terms of the Vice President and Above Life Insurance Plan.

(4)	Reflects a payment equal to one year of benefits, pursuant to the terms of the Executive Long-Term and Short-Term Disability Plan.

(5)
Effective February 14, 2019, Dr. Raab and Ms. Tyrrell are covered under our Executive Severance Plan. The amounts in this table are as of December 31, 2018, and therefore do not include any benefits that would be received under the Executive Severance Plan because it was not in effect on such date. For a description of the benefits payable under the Executive Severance Plan, see “Executive Severance Plan” above.

(6)
For Messrs. Seidel and Gale and Ms. Hall, their outstanding and unvested stock options and RSUs will become fully vested and exercisable as of the date of their termination without Cause or for Good Reason pursuant to their employment agreements or if we have provided written notice of non-extension of the employment period set forth in their employment agreements. In the event of a change in control:

▪	for Messrs. Seidel and Gale and Ms. Hall, all outstanding and unvested stock options and RSUs will become fully vested and exercisable pursuant to their employment agreements; and

▪
for Dr. Raab and Ms. Tyrrell, all outstanding and unvested stock options and RSUs granted in 2017 and 2018 will become fully vested and exercisable pursuant to the 2014 Incentive Plan if such awards are not converted, assumed or substituted in connection with the change in control.

Amounts reflect the intrinsic value of unvested stock options and RSUs whose vesting will be accelerated, based on the closing price of our common stock on December 31, 2018 ($40.64).

(7)	Reflects the value of continued coverage to the executive under our employee welfare benefit plans for 12 months based on 2018 rates for the applicable time period pursuant to the Policy.

Risk Assessment of Overall Compensation Program
The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. Management compiled an inventory of all incentive compensation arrangements applicable to our employees at all levels, which plans and arrangements were reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate business risks. In conducting this assessment, the Compensation Committee considered, among other things, the performance objectives used in connection with these incentive awards and the features of our compensation program that are designed to mitigate compensation-related risk. The Compensation Committee concluded that any risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information
The following table provides information as of December 31, 2018 regarding equity compensation plans under which our common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,091,892	(2)	$47.59	(3)	2,012,837	(4)
Equity compensation plans not approved by security holders(5)	—		—		—
Total	1,091,892		$47.59		2,012,837

(1)	Consists of the 2009 Equity Plan and the 2014 Incentive Plan.

(2)
We had 792,943 options outstanding as of December 31, 2018, all of which are included in column (a). We also had 298,949 RSUs outstanding as of December 31, 2018, which are included in column (a), and 12,051 shares of restricted stock, which are not included in column (a).

(3)
Calculation of weighted average exercise price of outstanding awards includes stock options but does not include RSUs that convert to shares of common stock for no consideration. Weighted average remaining life of stock options is 4.4 years.

(4)
Of such shares, all are available for issuance pursuant to grants of full-value awards. In addition to this amount, the number of shares available for issuance under the 2014 Incentive Plan includes any shares underlying awards outstanding under the 2009 Equity Plan as of the effective date of the 2014 Incentive Plan that thereafter terminate or expire unexercised, or are canceled, forfeited or lapse for any reason.

(5)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares of our common stock beneficially owned as of March 29, 2019 (except as noted in the footnotes below) by each of our directors and named executive officers, all of our current directors and executive officers as a group, and each person known to us to own beneficially more than 5% of our common stock. The percentage of beneficial ownership is based on 17,318,875 shares of common stock outstanding as of March 29, 2019.
To our knowledge, except as noted in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted in the footnotes below, the address of each beneficial owner is in the care of FARO Technologies, Inc., 250 Technology Park, Lake Mary, Florida 32746.

Name of Beneficial Owner	Number of Shares	Percent
Simon Raab, Ph.D. (1)	360,046	2.1%
John Donofrio (2)	20,547	*
Stephen R. Cole (3)	24,494	*
John E. Caldwell (4)	21,855	*
Lynn Brubaker (5)	12,956	*
Yuval Wasserman (6)	3,903	*
Jeffrey A. Graves, Ph.D. (7)	3,903	*
Kathleen J. Hall (8)	39,660	*
Jody S. Gale (9)	16,317	*
Robert E. Seidel (10)	20,143	*
Katrona Tyrrell (11)	5,667	*
Joseph Arezone (12)	15,491	*
All current directors and executive officers as a group (12 persons)(13)	544,771	3.1%
PRIMECAP Management Company (14)	1,587,078	9.2%
BlackRock, Inc. (15)	2,510,748	14.5%
The Vanguard Group, Inc. (16)	1,770,347	10.2%
Barrow, Hanley, Mewhinney & Strauss LLC (17)	1,089,545	6.3%
Dimensional Fund Advisors LP (18)	978,662	5.7%
Paradice Investment Management LLC (19)	934,056	5.4%
Credit Suisse AG (20)	1,011,772	5.8%

*	Represents less than one percent of our outstanding common stock.

(1)
Includes 44,315 shares held by Xenon Research, Inc., over which Dr. Raab and his spouse have investment control, and 80,000 shares held by a revocable trust of which Dr. Raab is settlor and trustee. Also includes options to purchase (i) 37,908 shares at $29.98 per share, (ii) 69,475 shares at $39.05 per share, (iii) 72,167 shares at $34.55 per share and (iv) 26,134 shares at $61.30 per share that are currently exercisable.

(2)	Includes 2,636 shares of restricted stock.

(3)
Includes 1,883 shares of restricted stock and 469 deferred stock units, which represent the right to receive one share of our common stock following Mr. Cole’s separation of service from the Company. Includes 490 shares held by Shanklin Investments in trust for Mr. Cole, who holds such shares in trust from Snow Powder Ridge Limited, a company owned by Mr. Cole, his wife and his children, 7,000 shares held by Snow Powder Ridge Limited, and 10,630 shares held by Seeonee Inc., over which Mr. Cole has investment control.

(4)	Includes 1,883 shares of restricted stock.

(5)	Includes 1,883 shares of restricted stock and 8,200 shares held by the Cornelius-Brubaker Trust.

(6)	Includes 3,903 shares of restricted stock.

(7)	Includes 3,903 shares of restricted stock.

(8)
Includes options to purchase (i) 3,552 shares at $57.54 per share, (ii) 4,610 shares at $59.97 per share, (iii) 8,546 shares at $33.05 per share, (iv) 14,830 shares at $34.55 per share and (v) 5,305 shares at $61.30 per share that are currently exercisable.

(9)
Includes options to purchase (i) 2 shares at $59.97 per share, (ii) 5,333 shares at $33.05 per share, (iii) 5,167 shares at $34.55 per share and (iv) 3,137 shares at $61.30 per share that are currently exercisable.

(10)
Includes options to purchase (i) 2,000 shares at $43.33 per share, (ii) 3,000 shares at $59.97 per share, (iii) 4,847 shares at $33.05 per share, (iv) 7,442 shares at $34.55 per share and (v) 2,854 shares at $61.30 per share that are currently exercisable.

(11)	Includes options to purchase (i) 3,247 shares at $34.55 per share and (ii) 2,420 shares at $61.30 per share that are currently exercisable.

(12)	Includes options to purchase (i) 8,546 shares at $33.05 per share and (ii) 3,755 shares at $34.55 per share that are currently exercisable.

(13)	Includes options to purchase 296,302 shares that are currently exercisable. Also includes 16,091 shares of restricted stock.

(14)
The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 8, 2019 by PRIMECAP Management Company, an investment advisor. The address of PRIMECAP Management Company is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105. According to the Schedule 13G/A, PRIMECAP Management Company has sole voting power with respect to 1,338,834 shares and sole dispositive power with respect to 1,587,078 shares.

(15)
The number of shares reported is based on the Schedule 13G/A filed with the SEC on January 28, 2019 by BlackRock, Inc., a parent holding company or control person. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 2,474,448 shares and sole dispositive power with respect to 2,510,748 shares. BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited and BlackRock Investment Management, LLC, and reported that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

(16)
The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc., an investment advisor. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G/A, The Vanguard Group, Inc. has sole voting power with respect to 34,501 shares, sole dispositive power with respect to 1,730,966 shares, shared voting power with respect to 6,690 shares and shared dispositive power with respect to 39,381 shares. The Schedule 13G/A reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 32,691 shares as a result of its serving as investment manager of collective trust accounts. The Schedule 13G/A also reports that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,500 shares as a result of its serving as investment manager of Australian investment offerings.

(17)
The number of shares reported is based on the Schedule 13G filed with the SEC on February 11, 2019 by Barrow, Hanley, Mewhinney & Strauss, LLC, an investment advisor. The address of Barrow, Hanley, Mewhinney & Strauss, LLC is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761. The Schedule 13G reports that Barrow, Hanley, Mewhinney & Strauss, LLC has sole voting power with respect to 757,839 shares, shared voting power with respect to 331,706 shares and sole dispositive power with respect to 1,089,545 shares.

(18)
The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP, an investment advisor. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746. According to the Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power with respect to 927,671 shares and sole dispositive power with respect to 978,662 shares.

(19)
The number of shares reported is based on the Schedule 13G filed with the SEC on February 14, 2019 by Paradice Investment Management LLC, an investment advisor, and Paradice Investment Management Pty Ltd, a parent holding company. The address of Paradice Investment Management LLC is 257 Fillmore Street, Suite 200, Denver, Colorado 80206. The address of Paradice Investment Management Pty Ltd is Level 27, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia. According to the Schedule 13G, Paradice Investment Management LLC and Paradice Investment Management Pty Ltd have shared voting power with respect to 767,588 shares and shared dispositive power with respect to 934,056 shares.

(20)
The number of shares reported is based on the Schedule 13G filed with the SEC on February 13, 2019 by Credit Suisse AG, a parent holding company or control person. The address of Credit Suisse AG is Uetlibergstrasse 231, P.O. Box 900, CH 8070, Zurich, Switzerland. According to the Schedule 13G, Credit Suisse AG has shared voting and dispositive power with respect to 1,011,772 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a Statement of Policy and Procedures with respect to Related Person Transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which the Company, including any of its subsidiaries, were, are or will be a participant, in which the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	Any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	Any shareholder beneficially owning in excess of 5% of our outstanding common stock;

•	Any immediate family member of any of the foregoing persons; or

•	Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest.
Our Board has charged the Audit Committee with reviewing and approving related person transactions. Prior to the approval of, entry into, or amendment to a related person transaction, our Audit Committee reviews the proposed transaction and considers all relevant facts and circumstances, including:

•	The benefits to the Company from the proposed transaction;

•	The impact of the proposed transaction on the independence of the members of the Board, if applicable;

•	The availability of unrelated parties to perform similar work for a similar price in a similar timeframe;

•	The terms of the proposed transaction; and

•	The terms available to unrelated third parties or employees generally.
The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders. The Audit Committee may approve a proposed related person transaction if it finds that it has been fully apprised of all significant conflicts that may exist or otherwise may arise on account of the transaction, and it nonetheless believes that we are warranted in entering into the related person transaction, and the Audit Committee has developed an appropriate plan to manage the potential conflicts of interest.
Other than a transaction involving compensation, including the grant of equity awards, that is approved by our Board or Compensation Committee, we will only consummate or continue a related person transaction if it has been approved or ratified by our Audit Committee in accordance with the guidelines set forth in the policy.
There were no transactions in 2018, and none are currently proposed, in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of their security ownership and changes in such ownership with the SEC. Officers, directors and ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the Section 16(a) forms furnished to us in 2018 and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all of our directors, executive officers and persons who beneficially own more than ten percent of our common stock complied with the Section 16(a) filing requirements during the year ended December 31, 2018.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
The Board of Directors and management do not know of any matters before the Annual Meeting other than those to which we refer in the Notice of 2019 Annual Meeting of Shareholders and this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment. To bring business before an annual meeting of shareholders, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods specified in our Bylaws and described under “Deadline for Receipt of 2020 Shareholder Proposals and Director Nominees.” No shareholder has given written notice that he or she intends to bring business before the Annual Meeting in compliance with the terms and time periods specified in our Bylaws.

DEADLINE FOR RECEIPT OF 2020 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINEES
If a shareholder wants to have a proposal formally considered at the 2020 annual meeting of shareholders and included in our proxy statement for that meeting pursuant to SEC Rule 14a-8, we must receive the proposal in writing on or before December 19, 2019 and the proposal must comply with SEC rules; provided, however, that if the date of our 2020 annual meeting of shareholders is more than 30 days before or after May 30, 2020 (the one-year anniversary of the Annual Meeting), the deadline will be a reasonable time before we begin to print and send our proxy materials to shareholders.
In addition, if a shareholder wants to make a proposal for consideration at the 2020 annual meeting of shareholders other than pursuant to SEC Rule 14a-8, the shareholder must comply with the advance notice provisions and other requirements set forth in our Bylaws. Under our Bylaws, we must receive the proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after such anniversary date, notice by the shareholder must be received not more than 120 days prior to such annual meeting and not less than the later of 90 days prior to such annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For the 2020 annual meeting of shareholders, we must receive the proposal, which must conform to the notice requirements set forth in our Bylaws, between January 31, 2020 and March 1, 2020.
If a shareholder wants to nominate a person for election to the Board of Directors, the shareholder must comply with the advance notice provisions and other requirements set forth in our bylaws, as described under the heading “Corporate Governance and Board Matters—Board Meetings and Committees—Governance and Nominating Committee,” beginning on page 15 of this Proxy Statement. For the 2020 annual meeting of shareholders, we must receive the nomination, which must conform to the notice requirements set forth in our Bylaws, between January 31, 2020 and March 1, 2020.
If we do not receive a shareholder proposal or director nomination by the appropriate deadline and in compliance with applicable requirements, then such proposal may not be brought before the 2020 annual meeting of shareholders.

2018 ANNUAL REPORT
On February 21, 2019, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2018. Copies of our 2018 Annual Report on Form 10-K, including the financial statements thereto, without the accompanying exhibits, may be obtained without charge by writing to: FARO Technologies, Inc., Attention: Investor Relations, 250 Technology Park, Lake Mary, Florida 32746; by accessing our website at www.faro.com/about-faro/investor-relations/sec-filings or by accessing the SEC’s EDGAR database at www.sec.gov. A list of exhibits is included in the 2018 Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

By Order of the Board of Directors,

JODY S. GALE
Senior Vice President, General Counsel and Secretary
April 17, 2019

FARO TECHNOLOGIES, INC.
ATTN: JODY GALE
250 TECHNOLOGY PARK
LAKE MARY, FL 32746

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 John E. Caldwell 02 John Donofrio 03 Yuval Wasserman

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. The ratification of Grant Thornton LLP as the Company's independent registered public accounting firm for 2019	☐	☐	☐
3. Non-binding resolution to approve the compensation of the Company's named executive officers	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000417135_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K Wrap is/are available at www.proxyvote.com

FARO TECHNOLOGIES, INC.
Annual Meeting of Shareholders
May 30, 2019 9:00 AM, EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) John Donofrio, Chairman of the Board of Directors, and Jody S. Gale, Senior Vice President, General Counsel & Secretary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of FARO TECHNOLOGIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on May 30, 2019, at FARO Technologies, Inc., 250 Technology Park, Lake Mary, FL 32746, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" each of the director nominees listed in Proposal 1, and "FOR" Proposals 2 and 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000417135_2 R1.0.1.18